As filed with the SEC on                     .         Registration No. 33-20018
                         --------------------




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-1


                         Post-Effective Amendment No. 14


                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

                                  in respect of

                            PRUCO LIFE OF NEW JERSEY
                                VARIABLE CONTRACT
                              REAL PROPERTY ACCOUNT
                           (Exact Name of Registrant)

                 c/o PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                              213 Washington Street
                          Newark, New Jersey 07102-2992
                                 (800) 778-2255
          (Address and telephone number of principal executive offices)

                                   ----------

                                Thomas C. Castano
                               Assistant Secretary
                   Pruco Life Insurance Company of New Jersey
                              213 Washington Street
                          Newark, New Jersey 07102-2992
                                 (800) 778-2255
           (Name, address, and telephone number of agent for service)

                                    Copy to:
                                Jeffrey C. Martin
                                 Shea & Gardner
                         1800 Massachusetts Avenue, N.W.
                             Washington, D.C. 20036

                                   ----------

                              CROSS REFERENCE SHEET
                            (as required by Form S-1)

S-1 Item Number and Caption                                          Location
---------------------------                                          --------

   1.   Forepart of the Registration Statement
        and Outside Front Cover Page of
        Prospectus..........................................         Cover

   2.   Inside   Front  and  Outside  Back  Cover  Pages  of
        Prospectus..........................................         Inside Front Cover

   3.   Summary  Information,  Risk  Factors  and  Ratio  of
        Earnings to Fixed Charges...........................         Prospectus Cover; Summary; Risk Factors

   4.   Use of Proceeds.....................................         Investment    Policies;    Current   Real    Estate-Related
                                                                     Investments;   Management's   Discussion  and  Analysis  of
                                                                     Financial Condition and Results of Operations

   5.   Determination of Offering Price.....................         Not Applicable

   6.   Dilution............................................         Not Applicable

   7.   Selling Security Holders............................         Not Applicable

   8.   Plan of Distribution................................         Distribution of the Contracts

   9.   Description of Securities to be Registered..........         Prospectus  Cover;  General  Information  about  Pruco Life
                                                                     Insurance  Company of New Jersey,  Pruco Life of New Jersey
                                                                     Variable  Contract Real Property  Account,  The  Prudential
                                                                     Variable  Contract  Real  Property  Partnership,   and  The
                                                                     Investment    Manager;    The   Real   Property   Account's
                                                                     Unavailability to Certain Contracts;  Valuation of Contract
                                                                     Owners' Participating Interests;  Charges;  Restrictions on
                                                                     Withdrawals;  Restrictions on Contract  Owners'  Investment
                                                                     in the Real Property Account

  10.   Interests of Named Experts and Counsel..............         Not Applicable

  11.   Information With Respect to the
        Registrant..........................................         General  Information  about Pruco Life Insurance Company of
                                                                     New  Jersey,  Pruco  Life of New Jersey  Variable  Contract
                                                                     Real Property  Account,  The Prudential  Variable  Contract
                                                                     Real  Property  Partnership,  and The  Investment  Manager;
                                                                     Investment    Policies;    Current   Real    Estate-Related
                                                                     Investments;   Management's   Discussion  and  Analysis  of
                                                                     Financial  Condition and Results of  Operations;  Per Share
                                                                     Investment   Income   and   Capital   Changes;   Investment
                                                                     Restrictions;  Conflicts of Interest; Valuation of Contract
                                                                     Owners'  Participating  Interests;   Financial  Statements;
                                                                     Litigation;   State   Regulation;    Federal   Income   Tax
                                                                     Considerations

  12.   Disclosure  of   Commission   Position  on  Indemni-
        fication for Securities Act Liabilities.............         Not Applicable

                                     PART I

                       INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS


May 1, 2001


PRUCO LIFE
OF NEW JERSEY
VARIABLE CONTRACT
REAL PROPERTY ACCOUNT

This prospectus is attached to two other prospectuses. The first describes either a variable annuity contract or a variable life insurance contract (the "Contract") issued by Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey," "us," "we," or "our"), a stock life insurance company that is an indirect, wholly-owned subsidiary of The Prudential Insurance Company of America ("Prudential"). The second prospectus describes several investment options available under that variable contract through The Prudential Series Fund, Inc. (the "Series Fund"). The Series Fund is registered under the Investment Company Act of 1940 as an open-end, diversified management investment company. The Series Fund consists of separate investment portfolios that are mutual funds, each with a different investment policy and objective.

This prospectus describes the Pruco Life of New Jersey Variable Contract Real Property Account (the "Real Property Account"), an additional available investment option. Although it is not a mutual fund, in many ways it is like a mutual fund. Instead of holding a diversified portfolio of securities, such as stocks or bonds, it consists mainly of a portfolio of commercial and residential real properties.

Pruco Life of New Jersey determines the price of a "share" or, as we call it, a "participating interest" in this portfolio of properties, just as it does for the other investment options. It is based upon our best estimate of the fair market value of the properties and other assets held in this portfolio. The portion of your "Contract Fund" (the total amount invested under the Contract) that you allocate to this investment option will change daily in value, up or down, as the fair market value of these real properties and other assets change.

The risks of investing in real property are different from the risks of investing in mutual funds. See RISK FACTORS, page 10. Also, your ability to withdraw or transfer your investment in this option is not as freely available as it is for the other investment options. See RESTRICTIONS ON WITHDRAWALS, page 18.


Please read this prospectus and keep it for future reference.


The  Securities   and  Exchange   Commission   ("SEC")   maintains  a  Web  site
(http://www.sec.gov) that contains material incorporated by reference and other information regarding registrants that file electronically with the SEC.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


                   Pruco Life Insurance Company of New Jersey
                              213 Washington Street
                          Newark, New Jersey 07102-2992
                            Telephone: (800) 778-2255


PRPA-2 Ed 5-2001

                               PROSPECTUS CONTENTS
                                                                            Page

PER SHARE INVESTMENT INCOME, CAPITAL CHANGES AND SELECTED RATIOS...............1

SUMMARY........................................................................2
   Investment of The Real Property Account Assets..............................2
   Investment Objectives.......................................................2
   Risk Factors................................................................2
   Charges.....................................................................3
   Availability to Pruco Life of New Jersey Contracts..........................3

GENERAL INFORMATION ABOUT PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY, PRUCO
LIFE OF NEW JERSEY VARIABLE CONTRACT REAL PROPERTY ACCOUNT, THE PRUDENTIAL
VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP, AND THE INVESTMENT MANAGER....... 3
   Pruco Life Insurance Company of New Jersey..................................3
   Pruco Life of New Jersey Variable Contract Real Property Account............4
   The Prudential Variable Contract Real Property Partnership..................4
   The Investment Manager......................................................5

INVESTMENT POLICIES............................................................5
   Overview....................................................................5
   Investment in Direct Ownership Interests in Real Estate.....................6
   Investments in Mortgage Loans...............................................7
   Investments in Sale-Leasebacks..............................................8
   General Investment and Operating Policies...................................8

CURRENT REAL ESTATE-RELATED INVESTMENTS.......................................10
   Properties.................................................................10

RISK FACTORS..................................................................10
   Liquidity of Investments...................................................11
   General Risks of Real Property Investments.................................11
   Reliance on The Partners and The Investment Manager........................12

INVESTMENT RESTRICTIONS.......................................................13

CONFLICTS OF INTEREST.........................................................13

THE REAL PROPERTY ACCOUNT'S UNAVAILABILITY TO CERTAIN CONTRACTS...............15

VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS.........................15

BORROWING BY THE PARTNERSHIP..................................................17

CHARGES.......................................................................17

RESTRICTIONS ON WITHDRAWALS...................................................18

RESTRICTIONS ON CONTRACT OWNERS' INVESTMENT IN THE REAL PROPERTY ACCOUNT......18

FEDERAL INCOME TAX CONSIDERATIONS.............................................19

DISTRIBUTION OF THE CONTRACTS.................................................19

STATE REGULATION..............................................................19

ADDITIONAL INFORMATION........................................................19

EXPERTS.......................................................................20

LITIGATION....................................................................20

REPORTS TO CONTRACT OWNERS....................................................20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.........................................................20

FINANCIAL STATEMENTS..........................................................29

FINANCIAL STATEMENTS OF PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT
REAL PROPERTY ACCOUNT.........................................................A1

FINANCIAL STATEMENTS OF THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY
PARTNERSHIP...................................................................B1

        PER SHARE INVESTMENT INCOME, CAPITAL CHANGES AND SELECTED RATIOS
                 (FOR A SHARE OUTSTANDING THROUGHOUT THE PERIOD)

The following information on per share investment income, capital changes and selected ratios has been provided for your information. This page should be read in conjunction with the financial statements and notes thereto of The Prudential Variable Contract Real Property Partnership included in this prospectus.

                                                              01/01/2000      01/01/1999    01/01/1998    01/01/1997     1/1/1996
                                                                  to              to            to            to            to
                                                              12/31/2000      12/31/1999    12/31/1998    12/31/1997    12/31/1996
                                                              ----------      ----------    ----------    ----------    ----------


Revenue from real estate and improvements                       $ 2.49          $ 2.16        $ 2.07        $ 1.82        $ 1.92
Equity in income of real estate partnership                     $ 0.09          $ 0.01        $ 0.00 *      $ 0.04        $ 0.05
Dividend income from real estate investment trusts              $ 0.19          $ 0.12        $ 0.06        $ 0.01        $ 0.00
Interest on short-term investments                              $ 0.14          $ 0.17        $ 0.16        $ 0.20        $ 0.18
                                                                ------          ------        ------        ------        ------

TOTAL INVESTMENT INCOME                                         $ 2.91          $ 2.46        $ 2.29        $ 2.07        $ 2.15
                                                                ------          ------        ------        ------        ------

Investment management fee                                       $ 0.30          $ 0.27        $ 0.25        $ 0.22        $ 0.21
Real estate taxes                                               $ 0.28          $ 0.26        $ 0.20        $ 0.19        $ 0.20
Administrative expense                                          $ 0.27          $ 0.22        $ 0.17        $ 0.20        $ 0.16
Operating expense                                               $ 0.48          $ 0.38        $ 0.34        $ 0.28        $ 0.24
Interest expense                                                $ 0.08          $ 0.02        $ 0.00        $ 0.02        $ 0.04
Minority interest in consolidated partnership                   $ 0.00 *        $ 0.00 *      $ 0.00        $ 0.00        $ 0.00
                                                                 --------       --------      ------        ------        ------

TOTAL INVESTMENT EXPENSES                                       $ 1.41          $ 1.15        $ 0.96        $ 0.91        $ 0.85
                                                                ------          ------        ------        ------        ------

NET INVESTMENT INCOME                                           $ 1.50          $ 1.31        $ 1.33        $ 1.16        $ 1.30
                                                                ------          ------        ------        ------        ------

Net realized gain (loss) on real estate investments sold
     or converted                                               $ 0.29         ($ 0.00) *     $ 0.26        $ 0.03       ($ 0.13)
                                                                ------          ------        ------        ------        ------

Change in unrealized gain (loss) on real estate investments     $ 0.25         ($ 0.72)       $ 0.15        $ 0.69       ($ 0.27)
Minority interest in unrealized gain (loss) on investments     ($ 0.05)        ($ 0.00) *     $ 0.00        $ 0.00        $ 0.00
                                                                ------          ------        ------        ------        ------

Net unrealized gain (loss) on real estate investments           $ 0.20         ($ 0.72)       $ 0.15        $ 0.69       ($ 0.27)
                                                                ------          ------        ------        ------        ------

NET REALIZED AND UNREALIZED
     GAIN (LOSS) ON INVESTMENTS                                 $ 0.49         ($ 0.72)       $ 0.41        $ 0.72       ($ 0.40)
                                                                ======          ======        ======        ======       ========

Net change in share value                                       $ 1.88          $ 0.59        $ 1.74        $ 1.88        $ 0.90

Share value at beginning of period                              $20.86          $20.27        $18.53        $16.65        $15.75
                                                                ------          ------        ------        ------       -------
Share value at end of period                                    $22.74          $20.86        $20.27        $18.53        $16.65
                                                                ======          ======        ======        ======       =======

Ratio of expenses to average net assets                           6.07%           5.33%         4.99%         5.16%         5.26%

Ratio of net investment income to average net assets              6.49%           6.12%         6.97%         6.66%         8.01%

Number of shares outstanding at
   end of period (000's)                                          9,076          10,079       11,848        11,848        11,848


All calculations are based on average month-end shares outstanding where applicable.
Per share information presented herein is shown on a basis consistent with the financial statements as discussed in Note 2J on page B10.
*    Per Share amount less than $0.01 (rounded)


                                1 - Real Property

                                     SUMMARY

This Summary provides a brief overview of the more significant aspects of the Real Property Account. We provide further detail in the subsequent sections of this prospectus.


The Real Property Account is a separate account of Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey") created pursuant to New Jersey insurance law. Under that law, the assets of the Real Property Account are not chargeable with liabilities arising out of any other business of Pruco Life of New Jersey. Owners of certain variable life insurance and variable annuity contracts issued by Pruco Life of New Jersey may allocate a portion of their net premiums or purchase payments, or transfer a portion of their Contract Fund, to the Real Property Account. Values and benefits under the Contracts will thereafter reflect the investment experience of the Real Property Account. Contract owners, not Pruco Life of New Jersey, bear the risks and rewards of the investment performance of the Real Property Account to the extent of the Contract owner's Contract Fund invested in the Real Property Account. This prospectus is attached to and should be read in conjunction with the prospectus for the Contract you selected.


Investment of The Real Property Account Assets

The Real Property Account assets are invested primarily in income-producing real estate through The Prudential Variable Contract Real Property Partnership (the "Partnership") which is a general partnership that was established by Prudential and two of its wholly-owned subsidiaries, Pruco Life Insurance Company ("Pruco Life") and Pruco Life of New Jersey. See The Prudential Variable Contract Real Property Partnership, page 4. Prudential, the ultimate parent of Pruco Life of New Jersey and a mutual insurance company organized under the laws of New
Jersey, is the investment manager of the Partnership. See The Investment Manager, page 5. The Partnership invests at least 65% of its assets in direct ownership interests in:

     1.   income-producing real estate;
     2. participating mortgage loans (mortgages providing for participation in the revenues generated by, or the appreciation of, the underlying property, or both) originated for the Partnership; and
     3. real property sale-leasebacks negotiated by Prudential on behalf of the Partnership.

The large majority of these real estate investments will be in direct ownership interests in income producing real estate, such as office buildings, shopping centers, apartments, industrial properties or hotels. The Partnership may also invest up to 5% of its assets in direct ownership interests in agricultural land. Approximately 10% of the Partnership's assets will be held in cash or invested in liquid instruments and securities. The remainder of the Partnership's assets may be invested in other types of real estate related investments, including non-participating mortgage loans and real estate investment trusts.

Investment Objectives

The investment objectives of the Partnership are to:

     1.   preserve and protect the Partnership's capital;
     2.   compound income by reinvesting investment cash flow; and
     3. over time, increase the income amount through appreciation in the value of permitted investments and, to a lesser extent, through mortgage loans and sale-leaseback transactions.

There is no assurance that the Partnership's objectives will be attained. See INVESTMENT POLICIES, page 5.

Risk Factors

Investment in the Real Property Account, and thereby, participation in the investment experience of the Partnership, involves significant risks. See RISK FACTORS, page 10. These include the risk of fluctuating real estate values and the risk that the appraised or estimated values of the Partnership's real property investments will not be realized upon their disposition. Many of the Partnership's real estate investments will not be quickly convertible into cash. Therefore, the Real Property Account should be viewed as a long-term investment. See RESTRICTIONS ON WITHDRAWALS, page 18.

Pruco Life of New Jersey has taken steps to ensure that the Real Property Account and Partnership will be sufficiently liquid to satisfy all withdrawal or loan requests promptly (within seven days), see Liquidity of Investments, page 11.

                                2 - Real Property

Prudential's management of the Partnership is subject to certain conflicts of interest, including the possible acquisition of properties from affiliates. See CONFLICTS OF INTEREST, page 13.

Charges

Prudential charges the Partnership a daily investment management fee which amounts to 1.25% per year of the average daily gross assets of the Partnership. The Partnership also compensates Prudential for providing certain accounting and administrative services. See CHARGES, page 17. The portion of your Contract Fund allocated to the Real Property Account is subject to the same Contract charges as the portion of your Contract Fund allocated to The Prudential Series Fund, Inc. (the "Series Fund"). The Series Fund is the underlying funding vehicle for the other variable investment options available to Contract owners. You should read the Contract prospectus for a description of those charges.

Availability to Pruco Life of New Jersey Contracts

The Real Property Account is currently available to purchasers of Pruco Life of New Jersey's Variable Appreciable Life(R) Insurance Contracts, Variable Life Insurance Contracts, Discovery(R) Life Plus Contracts and Discovery(R) Plus Contracts. It is not available on Contracts that are purchased in connection with IRAs, Section 403(b) annuities, and other tax-qualified plans, that are subject to the Employee Retirement Income Security Act of 1974 ("ERISA") or to the prohibited transaction excise tax provisions of the Internal Revenue Code. See THE REAL PROPERTY ACCOUNT'S UNAVAILABILITY TO CERTAIN CONTRACTS, page 15. For example, a Variable Appreciable Life Contract owner who elects to invest part of his or her net premiums in the Pruco Life of New Jersey Variable Appreciable Account, a separate account of Pruco Life of New Jersey registered as a unit investment trust under the Investment Company Act of 1940, and part in the Real Property Account, will be subject to the same: (1) monthly sales load charges; (2) risk charges; (3) administrative charges; (4) insurance charges; and (5) contingent deferred sales charges without regard to what portion is invested in the Pruco Life of New Jersey Variable Appreciable Account and what portion is invested in the Real Property Account. The Real Property Account has established different subaccounts, relating to the different types of variable Contracts that may participate in the Real Property Account. These subaccounts provide the mechanism and maintain the records whereby these different Contract charges are made.

This prospectus may only be offered in jurisdictions in which the offering is lawful. No person is authorized to make any representations in connection with this offering other than those contained in this prospectus.

GENERAL INFORMATION ABOUT PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY, PRUCO LIFE
 OF NEW JERSEY VARIABLE CONTRACT REAL PROPERTY ACCOUNT, THE PRUDENTIAL VARIABLE
         CONTRACT REAL PROPERTY PARTNERSHIP, AND THE INVESTMENT MANAGER

Pruco Life Insurance Company of New Jersey

Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey") is a stock life insurance company, organized in 1982 under the laws of the State of New Jersey. It is licensed to sell life insurance and annuities only in the States of New Jersey and New York. These Contracts are not offered in any state in which the necessary approvals have not yet been obtained.


Pruco Life of New Jersey is a wholly-owned subsidiary of Pruco Life Insurance Company ("Pruco Life"), which in turn is a wholly-owned subsidiary of Prudential, a mutual insurance company founded in 1875 under the laws of the State of New Jersey. Prudential is currently pursuing reorganizing itself into a stock life insurance company through a process known as "demutualization". On July 1, 1998, legislation was enacted in New Jersey that would permit this conversion to occur and that specified the process for conversion. On December 15, 2000, the Board of Directors adopted a plan of reorganization pursuant to that legislation and authorized management to submit an application to the New Jersey Commissioner of Banking and Insurance for approval of the plan. The application was submitted on March 14, 2001. However, demutualization is a complex process and a number of additional steps must be taken before the demutualization can occur, including a public hearing, voting by qualified policyholders, and regulatory approval. Prudential is planning on completing this process in 2001, but there is no certainty that the demutualization will be completed in this timeframe or that the necessary approvals will be obtained. Also it is possible that after careful review, Prudential could decide not to demutualize or could decide to delay its plans. As a general rule, the plan of



                               3 - Real Property
reorganization provides that, in order for policies or contracts to be eligible for compensation in the demutualization, they must have been in force on the date the Board of Directors adopted the plan, December 15, 2000. If demutualization does occur, all the guaranteed benefits described in your policy or contract would stay the same.


Pruco Life of New Jersey's financial statements appear in either the attached Contract prospectus or in the statement of additional information for the Contract prospectus, which is available upon request.

Pruco Life of New Jersey Variable Contract Real Property Account

The Pruco Life of New Jersey Variable Contract Real Property Account (the "Real Property Account") was established on October 30, 1987 under New Jersey law as a separate investment account. The Account meets the definition of a "separate account" under the federal securities laws. The Real Property Account holds assets that are separated from all of Pruco Life of New Jersey's other assets. The Real Property Account is used only to support the variable benefits payable under the Contracts that are funded by the real estate investment option.


The Contract obligations to Contract owners and beneficiaries are general corporate obligations of Pruco Life of New Jersey. Pruco Life of New Jersey is also the legal owner of the Real Property Account assets. Pruco Life of New Jersey will maintain assets in the Real Property Account with a total market value at least equal to the amounts credited under the real estate option to all the Contracts participating in the Real Property Account. These assets may not be charged with liabilities which arise from any other business that Pruco Life of New Jersey conducts. In addition to these assets, the Real Property Account's assets may include funds contributed by Pruco Life of New Jersey, and reflect any accumulations of the charges Pruco Life of New Jersey makes against the Real Property Account. See VALUATION OF CONTRACT OWNER'S PARTICIPATING INTERESTS, page 15.


Pruco Life of New Jersey will bear the risks and rewards of the Real Property Account's investment experience to the extent of its investment in the Real Property Account. Pruco Life of New Jersey may withdraw or redeem its investment in the Real Property Account at any time. We will not make any such redemption if it will have a materially adverse impact on the Real Property Account. Accumulations of charges will be withdrawn on a regular basis.

Unlike the other separate accounts funding the Contracts, the Real Property Account is not registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940 as an investment company. For state law purposes, the Real Property Account is treated as a part or division of Pruco
Life of New Jersey. Contract owners have no voting rights with respect to the Real Property Account. The Real Property Account is under the control and management of Pruco Life of New Jersey. The Board of Directors and officers of Pruco Life of New Jersey are responsible for the management of the Real Property Account. No salaries of Pruco Life of New Jersey personnel are paid by the Real Property Account. Information regarding the directors and officers of Pruco Life of New Jersey is contained in the attached prospectus for the Contract. The financial statements of the Real Property Account begin on page A1.

The Prudential Variable Contract Real Property Partnership


All amounts allocated to the Real Property Account are invested through The Prudential Variable Contract Real Property Partnership (the "Partnership"), a general partnership organized under New Jersey law on April 29, 1988. The only partners in the Partnership (collectively, the "Partners") are Prudential and two of its wholly-owned subsidiaries, Pruco Life and Pruco Life of New Jersey. The Partnership was established so the assets allocated to the real estate investment options under certain variable life insurance and variable annuity contracts issued by these three companies could be invested in a commingled pool. This was done to provide greater diversification of investments and lower transaction costs than would be possible if the assets were separately invested by each company. All amounts allocated to the Real Property Account are contributed by Pruco Life of New Jersey to the Partnership. Pruco Life of New Jersey's general partnership interest in the Partnership is held in the Real Property Account.


The initial contributions to the Partnership were made on April 29, 1988. Prudential contributed $100,000 in cash to the Partnership; Pruco Life of New Jersey contributed $100,000 in cash to the Partnership; and Pruco Life contributed the real estate and other assets held in its real estate separate account, which had been actively investing in real estate for more than a year. Those assets had an estimated market value of $91,538,737 on that date. Each Partner is entitled to its respective proportionate share of all income, gains, and losses of the Partnership.


                               4 - Real Property

The Partnership assets are valued on each business day. The value of each Partner's interest will fluctuate with the investment performance of the Partnership. In addition, the Partners' interests are proportionately readjusted, at the current value, on each day when a Partner makes a contribution to, or withdrawal from, the Partnership. When you choose to allocate a portion of your net premiums or purchase payments, or transfer a portion of your Contract Fund, to the Real Property Account, Pruco Life of New Jersey will contribute that amount to the Partnership as a capital contribution. It will correspondingly increase the Real Property Account's interest in the Partnership. Values and benefits under the Contract will thereafter vary with the performance of the Partnership's investments. For more information on how the value of your interest in the Real Property Account and the value of the Partnership's investments are calculated, see VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS, page 15.

Contract   owners  have  no  voting  rights  with  respect  to  the  Partnership operations. The financial statements of the Partnership begin on page B1.

The Investment Manager

The Partnership has retained Prudential to act as investment manager of the Partnership. Prudential, on behalf of its general account , separate accounts, and other third party accounts, is one of the largest real estate investors in North America.


Currently, Prudential directly and through affiliates invests in and manages real estate equities and mortgages for its general account and for separate accounts and other third party accounts. Prudential and its affiliates also participate in real estate ventures through public and private partnerships. As of December 31, 2000, Prudential owned or controlled $29.8 billion of net domestic real estate mortgages and equities of which $18.6 billion is in the general account and $11.2 billion is in separate accounts and other third party accounts. Statement value for general account assets is recorded at depreciated cost and for assets in separate accounts and other third party accounts at market value. For a discussion of how the Partnership's real estate-related investments are valued, see VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS, page 15.


Prudential has organized its real estate activities into separate business units within Prudential's Global Asset Management Group. Prudential Real Estate Investors (PREI) is the unit responsible for the investments of the Real Property Partnership. PREI's investment staff is responsible for both general account and third party account real estate investment management activities.


PREI provides investment management services on a domestic basis and also acts as part of a global team providing these services to institutional investors worldwide. PREI is headquartered in Parsippany, New Jersey and has 4 field offices across the United States. As of December 31, 2000, PREI had under management approximately 18.6 million net rentable square feet of office real estate, 20.8 million net rentable square feet of industrial real estate, 10.4 million net rentable square feet of retail real estate, 5,597 hotel rooms, and 24,566 multifamily residential units.

Various divisions of Prudential may provide PREI with services that may be required in connection with the Partnership's investment management agreement. The mortgage operation currently manages a portfolio of mortgage loans totaling approximately $32.4 billion.


                               INVESTMENT POLICIES

Overview

The Partnership has an investment policy of investing at least 65% of its assets in direct ownership interests in income-producing real estate, participating mortgage loans originated for the Partnership, and real property sale-leasebacks negotiated by Prudential on behalf of the Partnership. It is expected that the largest portion of these real estate investments will be in direct ownership interests (including fee interests, leasehold interests, and interests in entities holding such interests) in income-producing real estate. The Partnership may also invest up to 5% of its assets in direct ownership interests in agricultural land. Approximately 10% of the Partnership's assets will ordinarily be held in cash or invested in liquid instruments and securities, although the Partners reserve discretion to increase this amount to meet partnership liquidity requirements, for example. The remainder of the partnership assets may be invested in other types of real estate-related investments, including non-participating mortgage loans, real estate limited partnerships, limited liability companies, real estate investment trusts, and other vehicles whose underlying investment is in real estate.


                               5 - Real Property

Investment in Direct Ownership Interests in Real Estate

Acquisition. The Partnership's principal investment policy involves acquiring direct ownership interests in existing (including newly constructed) income-producing real estate, including office buildings, shopping centers, apartment buildings, industrial properties, and hotels. The Partnership may also invest up to 5% of its assets in direct ownership interests in agricultural land. Property acquisitions will generally be carried out by the real estate acquisition offices in PREI's network of field offices located in Parsippany, New Jersey, Atlanta, Georgia, Chicago, Illinois and Los Angeles, California. A field office or an affiliate of Prudential supervises the management of properties in all of Prudential's accounts.

Proposals to acquire properties for the Partnership are usually originated by a field office. They are reviewed and approved by the Investment Management Committee of PREI. Depending upon the size of the acquisition and other factors, a proposed real estate investment may also be submitted for review to the Investment Committee of the Board of Directors of Prudential.

Although percentage limitations on the type and location of properties that may be acquired by the Partnership have not been established, the Partnership plans to diversify its investments through the type of property acquired and its geographic location. The Partnership's investments will be maintained to meet the Internal Revenue Code diversification requirements. See General Investment and Operating Policies, page 8.

In order for the Partnership to meet its stated objectives, it will have to acquire properties that generate more cash than needed to pay its gross operating expenses. To do this, a substantial portion of the Partnership's assets will be invested in properties with operating histories that include established rent and expense schedules. However, the Partnership may also acquire recently constructed properties that may be subject to agreements with sellers providing for certain minimum levels of income. Upon the expiration of or default under these agreements, there is no assurance that the Partnership will maintain the level of operating income necessary to produce the return it was previously experiencing. The Partnership may purchase real property from Prudential or its affiliates under certain conditions. See CONFLICTS OF INTEREST, page 13.

The property acquired by the Partnership is usually real estate which is ready for use. Accordingly, the Partnership is not usually subject to the development or construction risks inherent in the purchase of unimproved real estate. From time to time, however, the Partnership may invest in a developmental real estate project that is consistent with the Partnership's objectives. The Partnership will then be subject to those risks.

The Partnership will often own the entire fee interest in an acquired property, but it may also hold other direct ownership interests. These include, but are not limited to, partnership interests, limited liability company interests, leaseholds, and tenancies in common.

Property Management and Leasing Services. The Partnership usually retains a management company operating in the area of a property to perform local property management services. A field office or other affiliate of Prudential will usually: (1) supervise and monitor the performance of the local management company; (2) determine and establish the required accounting information to be supplied; (3) periodically inspect the property; (4) review and approve property operating budgets; and (5) review actual operations to ensure compliance with budgets. In addition to day-to-day management of the property, the local management company will have responsibility for: (1) supervision of any on-site personnel; (2) negotiation of maintenance and service contracts; (3) major repair advice; (4) replacements and capital improvements; (5) the review of market conditions to recommend rent schedule changes; and (6) creation of marketing and advertising programs to obtain and maintain good occupancy rates by responsible tenants. The local management company fees will reduce the cash flow from the property to the Partnership.

The Partnership usually retains a leasing company to perform leasing services on any property with actual or projected vacancies. The leasing company will coordinate with the property management company to provide marketing and leasing services for the property. When the property management company is qualified to handle leasing, it may also be hired to provide leasing services. Leasing commissions and expenses will reduce the cash flow from the property to the Partnership.

Prudential may, on behalf of the Partnership, hire an affiliate to perform property management or leasing services. The affiliate's services must be provided on terms competitive with unaffiliated entities performing similar services in the same geographic area. See CONFLICTS OF INTEREST, page 13.


                               6 - Real Property

Annually, the field office which oversees the management of each property owned by the Partnership will, together with the local property management firm, develop a business plan and budget for each property. It will consider, among other things, the projected rollover of individual leases, necessary capital expenditures and any expansion or modification of the use of the property. The approval of an officer of PREI is required. The field office will also periodically report the operating performance of the property to PREI.

Investments in Mortgage Loans

Types of Mortgage Loans

The Partnership is authorized to invest in mortgage loans, including conventional mortgage loans that may pay fixed or variable rates of interest and mortgage loans that have a "participation" (as defined below). The Partnership will not make mortgage loans to Prudential affiliates.

The Partnership intends to give mortgage loans on: (1) commercial properties (such as office buildings, shopping centers, hotels, industrial properties, and office showrooms); (2) agricultural properties; and (3) residential properties (such as garden apartment complexes and high-rise apartment buildings). These loans are usually secured by properties with income-producing potential based on historical or projected data. Usually, they are not personal obligations of the borrower and are not insured or guaranteed.

1. First Mortgage Loans. The Partnership will primarily make first mortgage loans secured by mortgages on existing income-producing property. These loans may provide for interest-only payments and a balloon payment at maturity.

2. Wraparound Mortgage Loans. The Partnership also may make wraparound mortgage loans on income-producing properties which are already mortgaged to unaffiliated entities. A wraparound mortgage loan is a mortgage with a principal amount equal to the outstanding balance of the prior existing mortgage plus the amount to be advanced by the lender under the wraparound mortgage loan, thereby providing the property owner with additional funds without disturbing the existing loan. The terms of wraparound mortgage loans made by the Partnership require the borrower to make all principal and interest payments on the underlying loan to the Partnership, which will then pay the holder of the prior loan. Because the existing first mortgage loan is preserved, the lien of the wraparound mortgage loan is junior to it. The Partnership will make wraparound mortgage loans only in states where local applicable foreclosure laws permit a lender, in the event of the borrower's default, to obtain possession of the property which secures the loan.

3. Junior Mortgage Loans. The Partnership may also invest in other junior mortgage loans. Junior mortgage loans will be secured by mortgages which are subordinate to one or more prior liens on the real property. They will generally, but not in all cases, provide for repayment in full prior to the end of the amortization period of the senior mortgages. Recourse on such loans will include the real property encumbered by the Partnership's mortgage and may also include other collateral or personal guarantees by the borrower.

The Partnership will generally make junior or wraparound mortgage loans only if the senior mortgage, when combined with the amount of the Partnership's mortgage loan, would not exceed the maximum amount which the Partnership would be willing to commit to a first mortgage loan and only under such circumstances and on such property as to which the Partnership would otherwise make a first mortgage loan.

4. Participations. The Partnership may make mortgage loans which, in addition to charging a base rate of interest, will include provisions permitting the Partnership to participate (a "participation") in the economic benefits of the underlying property. The Partnership would receive a percentage of: (1) the gross or net revenues from the property operations; and/or (2) the increase in the property value realized by the borrower, such as through sale or refinancing of the property. These arrangements may also grant the Partnership an option to acquire the property or an undivided interest in the property securing the loan. When the Partnership negotiates the right to receive additional interest in the form of a percentage of the gross revenues or otherwise, the fixed cash return to the Partnership from that investment will generally be less than would otherwise be the case. It is expected that the Partnership will be entitled to percentage participations when the gross or net revenues from the property operations exceed a certain base amount. This base amount may be adjusted if real estate taxes or similar charges are increased. The form and extent of the additional interest that the Partnership receives will vary with each transaction depending on: (1) the equity investment of the owner or developer of the property; (2) other financing or credit obtained by the owner or developer;
(3) the fixed base interest rate on the mortgage loan by the Partnership; (4) any other security arrangement; (5) the cash flow and pro forma cash flow from the property; and (6) market conditions.


                               7 - Real Property

The Partnership intends to use this additional interest as a hedge against inflation. It assumes that as prices increase in the economy, the rental prices on properties, such as shopping centers or office buildings, will increase and there should be a corresponding increase in the property value. There is no assurance that additional interest or increased property values will be received. In that event, the Partnership will be entitled to receive only the fixed portion of its return.

Standards for Mortgage Loan Investments

In making mortgage loans, the investment manager will consider relevant real property and financial factors, including: (1) the location, condition, and use of the underlying property; (2) its operating history; (3) its future income-producing capacity; and (4) the quality, experience, and creditworthiness of the unaffiliated borrower.

Before the Partnership makes a mortgage loan, the investment manager analyzes the fair market value of the underlying real estate. In general, the amount of each mortgage loan made by the Partnership will not exceed, when added to the amount of any existing indebtedness, 80% of the estimated or appraised value of the property mortgaged.

Dealing With Outstanding Loans

The Partnership may sell its mortgage loans prior to maturity if it is deemed advisable by the investment manager and consistent with the Partnership's investment objectives. The investment manager may also: (1) extend the maturity of any mortgage loan made by the Partnership; (2) consent to a sale of the property subject to a mortgage loan or finance the purchase of a property by making a new mortgage loan in connection with the sale of a property (either with or without requiring the repayment of the mortgage loan); (3) renegotiate the terms of a mortgage loan; and (4) otherwise deal with the mortgage loans of the Partnership.

Investments in Sale-Leasebacks

A portion of the Partnership's investments may consist of real property sale-leaseback transactions ("leasebacks"). In this type of transaction, the Partnership will purchase land and income-producing improvements on the land and simultaneously lease the land and improvements, generally to the seller, under a long-term lease. Leasebacks may be for very long periods and may provide for increasing payments from the lessee.

Under the terms of the leaseback, the tenant will operate, or provide for the operation of, the property and generally be responsible for the payment of all costs, including: (1) taxes; (2) mortgage debt service; (3) maintenance and repair of the improvements; and (4) insurance. In some cases, the Partnership may also grant the lessee an option to acquire the land and improvements from the Partnership after a period of years. The option exercise price would be based on the fair market value of the property, as encumbered by the lease, the increase in the gross revenues from the property or other objective criteria reflecting the increased value of the property.

In some leaseback transactions, the Partnership may only purchase the land under an income-producing building and lease the land to the building owner. In such cases, the Partnership may seek, in addition to base rents in its leasebacks, participations in the gross revenues from the building in a form such as a percentage of the gross revenues of the lessee above a base amount (which may be adjusted if real property taxes increase or for other events). The Partnership may invest in leasebacks which are subordinate to other interests in the land, buildings, and improvements, such as a first mortgage, other mortgage, or lien. In those situations, the Partnership's leaseback interest will be subject to greater risks.

The Partnership will only acquire a property for a leaseback transaction if the purchase price is equal to not more than 100% of the estimated or appraised property value. The Partnership may dispose of its leasebacks when deemed advisable by the investment manager and consistent with the Partnership's investment objectives.

General Investment and Operating Policies

The Partnership does not intend to invest in any direct ownership interests in properties, mortgage loans or leasebacks in order to make short-term profits from their sale, although in exceptional cases, the investment manager may decide to do so in the best interests of the Partnership. The Partnership may dispose of its investments whenever necessary


                               8 - Real Property
to meet its cash requirements or when it is deemed to be desirable by the investment manager because of market conditions or otherwise. The Partnership will reinvest any proceeds from the disposition of assets (and any cash flow from operations) which are not necessary for the Partnership's operations and which are not withdrawn by the Partners in order to make distributions to investors pursuant to the variable contracts issued by the Partners, or to Prudential to return its equity interests pursuant to this prospectus. The proceeds will be reinvested in investments consistent with the Partnership's investment objectives and policies.

In making investments in properties, mortgage loans, leasebacks or other real estate investments, the Partnership will rely on the investment manager's analysis of the investment and will not receive an independent appraisal prior to acquisition. The Partnership expects, however, that all the properties it owns and most mortgage loans it holds, will be appraised or valued annually by an independent appraiser who is a member of a nationally recognized society of appraisers. Each appraisal will be maintained in the Partnership records for at least five years. It should be noted that appraised values are opinions and, as such, may not represent the true worth or realizable value of the property being appraised.

The Partnership usually purchases properties on an unleveraged basis. The properties acquired will typically be free and clear of mortgage debt immediately after their acquisition. The Partnership may, however, acquire properties subject to existing mortgage loans. In addition, the Partnership may mortgage or acquire properties partly with the proceeds of purchase money mortgage loans, up to 80% of the property value. Although this is not usually done, the Partnership may do so if the investment manager decides that it is consistent with its investment objectives. When the Partnership mortgages its properties, it bears the expense of mortgage payments. See BORROWING BY THE PARTNERSHIP, page 17.

The Partnership may also invest a portion of its assets in non-participating mortgage loans, real estate limited partnerships, limited liability companies, real estate investment trusts, and other vehicles whose underlying investment is in real estate.

The Partnership's investments will be maintained in order to meet the diversification requirements set forth in regulations under the Internal Revenue Code (the "Code") relating to the investments of variable life insurance and variable annuity separate accounts. In order to meet the diversification requirements under the regulations, the Partnership will meet the following test: (1) no more than 55% of the assets will be invested in any one investment;
(2) no more than 70% of the assets will be invested in any two investments; (3) no more than 80% of the assets will be invested in any three investments; and
(4) no more than 90% of the assets will be invested in any four investments. All interests in the same real property project are treated as a single investment. The Partnership must meet the above test within 30 days of the end of each calendar quarter. To comply with the diversification requirements of the State of Arizona, the Partnership will limit additional investments in any one parcel or related parcels to an amount not exceeding 10% of Partnership's gross assets, as of the prior fiscal year end.

In managing the assets of the Partnership, Prudential will use its discretion in determining whether to foreclose on defaulting borrowers or to evict defaulting tenants. Prudential will decide which course of action is in the best interests of the Partnership in maintaining the value of the investment.

Property management services are usually required for the Partnership's investments in properties which are owned and operated by the Partnership but usually will not be needed for mortgage loans owned by the Partnership, except for mortgage servicing. It is possible, however, that these services will be necessary or desirable in exercising default remedies under a foreclosure on a mortgage loan. Prudential may engage, on behalf of the Partnership, affiliated or unaffiliated entities to provide these additional services to the Partnership. Prudential may engage its affiliates to provide property management, property development services, loan servicing or other services if and only if the fees paid to an affiliate do not exceed the amount that would be paid to an independent party for similar services rendered in the same geographic area. See CONFLICTS OF INTEREST, page 13.

Prudential will manage the Partnership so that the Real Property Account will not be subject to registration under the Investment Company Act of 1940. This requires monitoring the proportion of the Partnership's assets to be placed in various investments.


                               9 - Real Property

                     CURRENT REAL ESTATE-RELATED INVESTMENTS

The current principal real estate-related investments held by the Partnership are described below. Many of these investments were originated by, and previously held in, The Prudential Real Property Account of Pruco Life Insurance Company (the "Pruco Life Account"), a separate account established to fund the real estate investment option under variable contracts issued by Pruco Life. Prior to the formation of the Partnership, the Pruco Life Account followed the same investment policies as those followed by the Partnership. Pruco Life contributed the assets held in the Pruco Life Account to the Partnership as its initial capital contribution to the Partnership.

Properties


The Partnership owns the following properties as of December 31, 2000.


1. Office Properties


     The Partnership owns office properties in Lisle and Oakbrook Terrace, Illinois; Brentwood, Tennessee; and Beaverton, Oregon. Total square footage owned is approximately 481,000 of which 77% or 373,000 square feet are leased between 1 and 10 years. The Partnership's Morristown, New Jersey property, which had approximately 85,000 square feet, was sold on October 26, 2000.


2. Apartment Complexes
     The Partnership owns apartment complexes in Atlanta, Georgia and Raleigh, North Carolina. There are a total of 490 apartment units available of which 95% or 465 units are leased. Leases range from month-to-month to one year. In addition, on September 17, 1999, the Partnership invested in an apartment complex located in Jacksonville, FL. This joint venture investment has a total of 458 units available of which 416 units or 91% are occupied. Leases range from month-to-month to one year.


3. Retail Property
     The Partnership owns a shopping center in Roswell, Georgia. The property is located approximately 22 miles north of downtown Atlanta on a 30 acre site. The square footage is approximately 316,000 of which 96% or 304,000 square feet is leased between 1 and 10 years. On September 30, 1999 the Partnership invested in a retail portfolio located in the Kansas City, MO and KS areas. This joint venture investment has approximately 488,000 of net rentable square feet of which 91% or 444,000 square feet is leased between 1 and 20 years.


4. Industrial Properties
     The Partnership owns warehouses and distribution centers in Bolingbrook, Illinois; Aurora, Colorado; and Salt Lake City, Utah. Total square footage owned is approximately 685,000 of which 72% or 491,000 square feet are leased between 2 and 10 years.


5. Investment in Real Estate Trust
     The Partnership owned 386,208 shares of ProLogis REIT. ProLogis is a self administered and self-managed equity real estate investment trust engaged in owning, operating, marketing and leasing high quality, industrial distribution facilities throughout North America and Europe, and developing master-planned distribution parks and corporate distribution facilities. The Partnership liquidated its entire investment in ProLogis REIT shares during June 2000. The Partnership also owns investments in various other REIT stocks. The Partnership made an additional investment of $8,000,000 in various other REIT stocks in November 2000.



                                  RISK FACTORS

There are certain risk factors that you should consider before allocating a portion of your net premiums or purchase payments, or transferring a portion of your Contract Fund, to the Real Property Account. These include valuation risks, see VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS, page 15, certain conflicts of interest, see CONFLICTS OF INTEREST, page 13, as well as the following risks:


                               10 - Real Property

Liquidity of Investments

Because the Real Property Account will, through the Partnership, invest primarily in real estate, its assets will not be as liquid as the investments generally made by separate accounts of life insurance companies funding variable life insurance and variable annuity contracts. The Partnership will, however, hold approximately 10% of its assets in cash and invested in liquid securities. The primary purposes for such investments are to meet the expenses involved in the operation of the Partnership and to allow it to have sufficient liquid assets to meet any requests for withdrawals from the Real Property Account. Such withdrawals would be made in order to meet requested or required payments under the Contracts. The Partnership may also borrow funds to meet liquidity needs. See BORROWING BY THE PARTNERSHIP, page 17.

Pruco Life of New Jersey and Prudential have taken steps to ensure that the Partnership will be liquid enough to meet all anticipated withdrawals by the Partners to meet the separate accounts' liquidity requirements. It is possible that the Partnership may need to dispose of a real property or mortgage loan investment promptly in order to meet such withdrawal requests.

General Risks of Real Property Investments

By participating in the Real Property Account and thereby in the investment performance of the Partnership, you will be subject to many of the risks of real property investments. These include:

1. Risks of Ownership of Real Properties. The Partnership will be subject to the risks inherent in the ownership of real property such as fluctuations in occupancy rates and operating expenses and variations in rental schedules. It may be adversely affected by general and local economic conditions, the supply of and demand for properties of the type in which the Partnership invests, zoning laws, and real property tax rates. Operation of property in which the Partnership invests will primarily involve rental of that property to tenants. The financial failure of a tenant resulting in the termination of their lease might cause a reduction in the cash flow to the Partnership. If a lease is terminated, there is no assurance that the Partnership will be able to find a new tenant for the property on terms as favorable to the Partnership as those from the prior tenant. Investments in hotels are subject to additional risk from the daily turnover and fluctuating occupancy rates of hotel rooms and the absence of long-term tenants.

The Partnership's properties will also be subject to the risk of loss due to certain types of property damage (such as from nuclear power plant accidents and wars) which are either uninsurable or not economically insurable.

2. Risks of Mortgage Loan Investments. The Partnership's mortgage loan investments will be subject to the risk of default by the borrowers. In this event the Partnership would have the added responsibility of foreclosing on or pursuing other remedies on the underlying properties to protect the value of its mortgage loans. A borrower's ability to meet its mortgage loan payments will be dependent upon the risks generally inherent to the ownership of real property. Mortgage loans made by the Partnership will generally not be personal obligations of the borrowers. The Partnership will only rely on the value of the underlying property for its security. Mechanics', materialmen's, government, and other liens may have or obtain priority over the Partnership's security interest in the property.

In addition, the Partnership's mortgage loan investments will be subject to prepayment risks. If the terms of the mortgage loans permit, mortgagors may prepay the loans, thus possibly changing the Partnership's return.

Junior mortgage loans (including wraparound mortgage loans) will be subject to greater risk than first mortgage loans, since they will be subordinate to liens of senior mortgagees. In the event a default occurs on a senior mortgage, the Partnership may be required to make payments or take other actions to cure the default (if it has the right to do so) in order to prevent foreclosure on the senior mortgage and possible loss of all or portions of the Partnership's investment. "Due on sale" clauses included in some senior mortgages, accelerating the amount due under the senior mortgage in the case of sale of the property, may be applied to the sale of the property upon foreclosure by the Partnership of its junior mortgage loan.

The risk of lending on real estate increases as the proportion which the amount of the mortgage loan bears to the fair market value of the real estate increases. The Partnership usually does not make mortgage loans of over 80% of the estimated or appraised value of the property that secures the loan. There can be no assurance, that in the event of a default, the Partnership will realize an amount equal to the estimated or appraised value of the property on which a mortgage loan was made.


                               11 - Real Property

Mortgage loans made by the Partnership may be subject to state usury laws . These laws impose limits on interest charges and possible penalties for violation of those limits, including restitution of excess interest, unenforceability of debt, and treble damages. The Partnership does not intend to make mortgage loans at usurious rates of interest. Uncertainties in determining the legality of interest rates and other borrowing charges under some statutes could result in inadvertent violations, in which case the Partnership could incur the penalties mentioned above.

3. Risks with Participations. The Partnership may seek to invest in mortgage loans and leasebacks with participations, which will provide the Partnership with both fixed interest and additional interest based upon gross revenues, sale proceeds, and/or other variable amounts. If the interest income received by the Partnership is based, in part, on a percentage of the gross revenues or sale proceeds of the underlying property, the Partnership's income will depend on the success in the leasing of the underlying property, the management and operation of such property by the borrower or lessee and upon the market value of the property upon ultimate disposition. If the Partnership negotiates a mortgage loan with a lower fixed interest rate and an additional percentage of the gross revenues or eventual sale proceeds of the underlying property, and the underlying property fails to generate increased revenues or to appreciate, the Partnership will have foregone a potentially greater fixed return without receiving the benefit of appreciation. State laws may limit participations. In the event of the borrower's bankruptcy, it is possible that as a result of the Partnership's interest in the gross revenues or sale proceeds, a court could treat the Partnership as a partner or joint venturer with the borrower, and the Partnership could lose the priority its security interest would have been given, or be liable for the borrower's debts. The Partnership will structure its participations to avoid being characterized as a partner or joint venturer with the borrower.

4. Risks with Sale-Leaseback Transactions. Leaseback transactions typically involve the acquisition of land and improvements thereon and the leaseback of such land and improvements to the seller or another party. The value of the land and improvements will depend, in large part, on the performance and financial stability of the lessee and its tenants, if any. The tenants' leases may have shorter terms than the leaseback. Therefore, the lessee's future ability to meet payment obligations to the Partnership will depend on its ability to obtain renewals of such leases or new leases upon satisfactory terms and the ability of the tenants to meet their rental payments to the lessee.

PREI investigates the stability and creditworthiness of lessees in all commercial properties it may acquire, including leaseback transactions. However, a lessee in a leaseback transaction may have few, if any, assets. The Partnership will therefore rely for its security on the value of the land and improvements. When the Partnership's leaseback interest is subordinate to other interests in the land or improvements, such as a first mortgage or other lien, the Partnership's leaseback will be subject to greater risk. A default by a lessee or other premature termination of the leaseback may result in the Partnership being unable to recover its investment unless the property is sold or leased on favorable terms. The ability of the lessee to meet its obligations under the leaseback, and the value of a property, may be affected by a number of factors inherent in the ownership of real property which are described above. Furthermore, the long-term nature of a leaseback may, in the future, result in the Partnership receiving lower average annual rentals. However, this risk may be lessened if the Partnership obtains participations in connection with its leasebacks.

Reliance on The Partners and The Investment Manager

You do not have a vote in determining the policies of the Partnership or the Real Property Account. You also have no right or power to take part in the management of the Partnership or the Real Property Account. The investment manager alone, subject to the supervision of the Partners, will make all decisions with respect to the management of the Partnership, including the determination as to what properties to acquire, subject to the investment policies and restrictions. Although the Partners have the right to replace Prudential as the investment manager, it should be noted that Pruco Life is a direct wholly-owned subsidiary of Prudential, and Pruco Life of New Jersey is an indirect wholly-owned subsidiary of Prudential.

The Partnership will compete in the acquisition of its investments with many other individuals and entities engaged in real estate activities, including the investment manager and its affiliates. See CONFLICTS OF INTEREST, page 13. There may be intense competition in obtaining properties or mortgages in which the Partnership intends to invest. Competition may result in increased costs of suitable investments.

Since the Partnership will continuously look for new investments, you will not be able to evaluate the economic merit of many of the investments which may be acquired by the Partnership. You must depend upon the ability of the investment manager to select investments.


                               12 - Real Property

                             INVESTMENT RESTRICTIONS

The Partnership has adopted certain restrictions relating to its investment activities. These restrictions may be changed, if the law permits, by the Partners. Pursuant to these restrictions, the Partnership will not:

1. Make any investments not related to real estate, other than liquid instruments and securities.

2.   Engage in underwriting of securities issued by others.

3.   Invest in securities issued by any investment company.

4.   Sell securities short.

5. Purchase or sell oil, gas, or other mineral exploration or development programs.

6. Make loans to the Partners, any of their affiliates, or any investment program sponsored by such parties.

7. Enter into leaseback transactions in which the lessee is Prudential, Pruco Life, Pruco Life of New Jersey, their affiliates, or any investment program sponsored by such parties.

8. Borrow more than 33 1/3% (pursuant to California state requirements) of the value of the assets of the Partnership (based upon periodic valuations and appraisals). See VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS, page 15.

                              CONFLICTS OF INTEREST


Prudential, as the investment manager, will be subject to various conflicts of interest in managing the Partnership. Prudential invests in real estate equities and mortgages for its own general account and for third parties, including through separate accounts established for the benefit of qualified pension and profit-sharing plans. Prudential also manages, or advises in the management of, real estate equities and mortgages owned by other persons. In addition, affiliates of Prudential are general partners in publicly offered limited partnerships that invest in real estate equities and mortgage loans. Prudential and its affiliates may engage in business activities which will be competitive with the Partnership. Moreover, the Partnership may purchase properties from Prudential or its affiliates.


The conflicts involved in managing the Partnership include:

1. Lack of Independent Negotiations between the Partnership and Prudential. All agreements and arrangements relating to compensation between the Partnership and Prudential or any affiliate of Prudential will not be the result of arm's-length negotiations.

2. Competition by the Partnership with Prudential's Affiliates for Acquisition and Disposition of Investments. Prudential and its affiliates are involved in numerous real estate investment activities for Prudential's general account, its separate accounts, and other entities. They may involve investment policies comparable to the Partnership's and may compete with the Partnership for the acquisition and disposition of investments. Moreover, additional accounts or affiliated entities may be formed in the future with investment objectives similar to those of the Partnership. In short, existing or future real estate investment accounts or entities managed or advised by Prudential or its affiliates may have the same management as the Partnership and may be in competition with the Partnership regarding real property investments, mortgage loan investments, leasebacks, and the management and sale of such investments. Prudential and its affiliates are not obligated to present to the Partnership any particular investment opportunity, regardless of whether the opportunity would be suitable for investment by the Partnership.

Prudential and its affiliates have, however, adopted procedures to distinguish between equity investments available for the Partnership as opposed to the other programs and entities described above. If investment accounts or entities managed by Prudential or its affiliates have investment objectives and policies similar to the Partnership and are in the market to acquire properties or make investments at the same time as the Partnership, the following procedures will be followed to resolve any conflict of interest. The Investment Allocation Procedure ("IAP") has been established to provide a reasonable and fair procedure for allocating real estate investments among the several accounts managed by Prudential Real Estate Investors ("PREI"). The IAP is administered by
an  Allocation   Committee  composed  of  the


                               13 - Real Property

Managing Directors, Portfolio Management. Allocation decisions are made by vote of the Allocation Committee, and are approved by the Chief Executive Officer of PREI ("CEO"). Sufficient information on each investment opportunity is distributed to all portfolio managers, who each indicate to the Allocation Committee their account's interest in the opportunity. Based on such expressions of interest, the Allocation Committee allocates the investment opportunity to an account (and may also determine a back-up account or accounts to receive the allocation in the event the account, which is first allocated the opportunity, fails to pursue the investment for any reason) after giving appropriate consideration to the following factors and with the goal of providing each account a fair allotment of investment opportunities: (1) the investment opportunity's conformity with an account's investment criteria and objectives (including property type, size and location, diversification, anticipated returns, investment structure, etc.); (2) the amount of funds available for investment (in total and by property type) by an account; (3) the length of time such funds (in total and by property type) have been available for investment;
(4) any limitations or restrictions upon the availability of funds for investment; (5) the absolute and relative (to amount of funds available) amount of funds invested and committed for the account; (6) whether funds available for investment are discretionary or non-discretionary, particularly in relation to the timing of the investment opportunity; (7) an account's prior dealings or investments with the seller, developer, lender or other counterparty; and (8) other factors which the Allocation Committee feel should be considered in fairness to all accounts participating in the IAP.

If an account which has been allocated an investment opportunity does not proceed with the acquisition, and either (i) no back-up account has been determined by the Allocation Committee, or (ii) all accounts which were deemed back-up accounts do not proceed with the acquisition, the opportunity may be reallocated to another account by the Allocation Committee. If an investment opportunity is appropriate for more than one account, the Allocation Committee may (subject to the CEO's approval) permit the sharing of the investment among accounts which permit such sharing. Such division of the investment opportunity may be accomplished by separating properties (in a multi-property investment), by co-investment, or otherwise.

3. Competition with the Partnership from Affiliates for the Time and Services of Common Officers, Directors, and Management Personnel. As noted above, Prudential and its affiliates are involved in numerous real estate investment activities. Accordingly, many of the personnel of Prudential and its affiliates who will be involved in performing services for the Partnership have competing demands on their time. Conflicts of interest may arise with respect to allocating time among such entities and the Partnership. The directors and officers of Prudential and affiliates will determine how much time will be devoted to the Partnership affairs. Prudential believes it has sufficient personnel to meet its responsibilities to all entities to which it is affiliated.

4. Competitive Properties. Some properties of affiliates may be competitive with
Partnership  properties.   Among  other  things,  the  properties  could  be  in
competition with the Partnership's properties for prospective tenants.

5. Lessee Position. It is possible that Prudential or its affiliates may be a lessee in one or more of the properties owned by the Partnership. The terms of such a lease will be competitive with leases with non-affiliated third parties. The Partnership limits the amount of space that an affiliate of Prudential may rent in a property owned by the Partnership.

6. Use of Affiliates to Perform Additional Services for the Partnership. The Partnership may engage Prudential affiliates to provide additional services to the Partnership, such as real estate brokerage, mortgage servicing, property management, leasing, property development, and other real estate-related services. The Partnership may utilize the services of such affiliates and pay their fees, as long as the fees paid to an affiliate do not exceed the amount that would be paid to an independent party for similar services rendered in the same geographic area.

7. Joint Ventures with Affiliates. The Partnership may enter into investments through joint ventures with Prudential, its affiliates, or investment programs they sponsor. The Partnership may enter into such a joint venture investment with an affiliate only if the following conditions are met: (1) the affiliate must have investment objectives substantially identical to those of the Partnership; (2) there must be no duplicative property management fee, mortgage servicing fee or other fees; (3) the compensation payable to the sponsor of the affiliate must be no greater than that payable to the Partnership's investment manager; (4) the Partnership must have a right of first refusal to buy if such affiliate wishes to sell the property held in the joint venture; and (5) the investment of the Partnership and the affiliate in the joint venture must be made on the same terms and conditions (although not the same percentage). In connection with such an investment, both affiliated parties would be required to approve any decision concerning the investment. Thus, an impasse may result in the event the affiliated joint venture partners disagree. However, in the event of a disagreement regarding a proposed sale or other disposition of the investment, the party not desiring to sell would have a right of first refusal to purchase the affiliated joint venture partner's interest in the investment. If this happens, it


                               14 - Real Property
is possible that in the future the joint venture partners would no longer be affiliated. In the event of a proposed sale initiated by the joint venture partner, the Partnership would also have a right of first refusal to purchase the joint venture partner's interest in the investment. The exercise of a right of first refusal would be subject to the Partnership's having the financial resources to effectuate such a purchase.

If the Partnership invests in joint venture partnerships which own properties, instead of investing directly in the properties themselves, they may be subject to risks not otherwise present. These risks include risks associated with the possible bankruptcy of the Partnership's co-venturer or such co-venturer at any time having economic or business interests or goals which are inconsistent with those of the Partnership.

8. Purchase of Real Property From Prudential or Affiliates. The Partnership may acquire properties owned by Prudential or its affiliates, subject to compliance with special conditions designed to minimize the conflicts of interests. The Partnership may purchase property satisfying the Partnership's investment objectives and policies from an affiliate only if: (1) the applicable insurance regulators approve the Partnership's acquisition of real property from Prudential or affiliates to the extent such approval is required under applicable insurance regulations; (2) the Partnership acquires the property at a price not greater than the appraised value, with the appraisal being conducted by a qualified, unaffiliated appraiser; (3) a qualified and independent real estate adviser (other than the appraiser) reviews the proposed acquisition and provides a letter of opinion that the transaction is fair to the Partnership; and (4) the affiliate has owned the property at least two years, the cost paid by the affiliate is established, and any increase in the proposed purchase price over the cost to the affiliate is, in the opinion of the independent real estate adviser, explicable by material factors (including the passage of time) that have increased the value of the property.

         THE REAL PROPERTY ACCOUNT'S UNAVAILABILITY TO CERTAIN CONTRACTS

Pruco Life of New Jersey has determined that it is in the best interest of Contract owners participating in the Real Property Account to provide the Real Property Account with the flexibility to engage in transactions that may be prohibited if the Real Property Account accepts funds under Contracts subject to ERISA or the prohibited transaction excise tax provisions of the Internal Revenue Code. Accordingly, owners of Pruco Life of New Jersey Contracts that are purchased in connection with: (1) IRAs; (2) tax deferred annuities subject to
Section 403(b) of the Code; (3) other employee benefit plans which are subject to ERISA; or (4) prohibited transaction excise tax provisions of the Code, may not select the Real Property Account as one of the investment options under their Contract. By not offering the Real Property Account as an investment option under such contracts, Pruco Life of New Jersey is able to comply with state insurance law requirements that policy loans be made available to Contract owners.

              VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS

A Contract owner's interest in the Real Property Account will initially be the amount they allocated to the Real Property Account. Thereafter, that value will change daily. The value of a Contract owner's interest in the Real Property Account at the close of any day is equal to its amount at the close of the preceding day, multiplied by the "net investment factor" for that day arising from the Real Property Account's participation in the Partnership, plus any additional amounts allocated to the Real Property Account by the Contract owner, and reduced by any withdrawals by the Contract owner from the Real Property
Account and by the applicable Contract charges recorded in that Contract's subaccount. Some of the charges will be made: (1) daily; (2) on the Contract's monthly anniversary date; (3) at the end of each Contract year; and (4) upon withdrawal or annuitization. Periodically Pruco Life of New Jersey will withdraw from the Real Property Account an amount equal to the aggregate charges recorded in the subaccounts.

The "net investment factor" is calculated on each business day by dividing the value of the net assets of the Partnership at the end of that day (ignoring, for this purpose, changes resulting from new contributions to or withdrawals from the Partnership) by the value of the net assets of the Partnership at the end of the preceding business day. The value of the net assets of the Partnership at the end of any business day is equal to the sum of all cash held by the Partnership plus the aggregate value of the Partnership's liquid securities and instruments, the individual real properties and the other real estate-related investments owned by the Partnership, determined in the manner described below, and an estimate of the accrued net operating income earned by the Partnership from properties and other real estate-related investments, reduced by the liabilities of the Partnership, including the daily


                               15 - Real Property
investment management fee and certain other expenses attributable to the operation of the Partnership. See CHARGES, page 17.

The Partnership may invest in various liquid securities and instruments. These investments will generally be carried at their market value as determine by a valuation method which the Partners deem appropriate for the particular type of liquid security or instrument.

The value of the individual real properties and other real estate-related investments, including mortgages, acquired by the Partnership will be determined as follows. Each property or other real estate-related investment acquired by the Partnership will initially be valued at its purchase price. In acquiring a property or other real estate-related investment, Prudential will not obtain an independent appraisal but will instead rely on its own analysis of the investment's fair market value. Thereafter, all properties and most real estate-related investments will ordinarily be appraised by an independent appraiser at least annually. At least every three months, Prudential will review each property or other real estate-related investments and adjust its valuation if it concludes there has been a change in the value of the property or other real estate-related investment since the last valuation. The revised value will remain in effect and will be used in each day's calculation of the value of the Partnership's assets until the next review or appraisal. It should be noted that appraisals are only estimates and do not necessarily reflect the realizable value of an investment.

The estimated amount of the net operating income of the Partnership from properties and other real estate-related investments will be based on estimates of revenues and expenses for each property and other real estate-related investments. Annually, Prudential will prepare a month-by-month estimate of the revenues and expenses ("estimated net operating income") for each property and other real estate-related investments owned by the Partnership. Each day Prudential will add to the value of the assets, as determined above, a proportionate part of the estimated net operating income for the month. In effect, Prudential will establish a daily accrued receivable of the estimated net operating income from each property and other real estate-related investments owned by the Partnership (the "daily accrued receivable"). On a monthly basis, the Partnership will receive a report of actual operating results for each property and other real estate-related investments ("actual net operating income"). Such actual net operating income will be recognized on the books of the Partnership and the amount of the then-outstanding daily accrued receivable will be correspondingly adjusted. In addition, as cash from a property or other real estate-related investment is actually received by the Partnership, receivables and other accounts will be appropriately adjusted. Periodically, but at least every three months, Prudential will review its prospective estimates of net operating income in light of actual experience and make an adjustment to such estimates if circumstances indicate that such an adjustment is warranted. Prudential follows this practice of accruing estimated net operating income from properties and other real estate-related investments because net operating income from such investments is generally received on an intermittent rather than daily basis, and the Partners believe it is more equitable to participating Contract owners if such net operating income is estimated and a proportionate amount is recognized daily. Because the daily accrual of estimated net operating income is based on estimates that may not turn out to reflect actual revenue and expenses, Contract owners will bear the risk that this practice will result in the undervaluing or overvaluing of the Partnership's assets.

Prudential may adjust the value of any asset held by the Partnership based on events that have increased or decreased the realizable value of a property or other real estate-related investment. For example, adjustments may be made for events indicating an impairment of a borrower's or a lessee's ability to pay any amounts due or events which affect the property values of the surrounding area. There can be no assurance that the factors for which an adjustment may be made will immediately come to the attention of Prudential. Additionally, because the evaluation of such factors may be subjective, there can be no assurance that such adjustments will be timely made in all cases where the value of the Partnership's investments may be affected. All adjustments made to the valuation of the Partnership's investments, including adjustments to estimated net operating income, the daily accrued receivable, and adjustments to the valuation of properties and other real estate-related investments, will be on a prospective basis only.

The above method of valuation of the Partnership's assets may be changed, without the consent of Contract owners, should the Partners determine that another method would more accurately reflect the value of the Partnership's investments. Changes in the method of valuation could result in a change in the Contract Fund values which may have either an adverse or beneficial effect on Contract owners. Information concerning any material change in the valuation method will be given to all Contract owners in the annual report of the operations of the Real Property Account.


                               16 - Real Property

Although the above-described valuation methods have been adopted because the Partners believe they will provide a reasonable way to determine the fair market value of the Partnership's investments, there may well be variations between the amount realizable upon disposition and the Partnership's valuation of such assets. Contract owners may be either favorably or adversely affected if the valuation method results in either overvaluing or undervaluing the Partnership's investments. If a Contract owner invests in the Real Property Account at a time in which the Partnership's investments are overvalued, the Contract owner will be credited with less of an interest than if the value had been correctly stated. A Contract owner withdrawing from the Real Property Account during such time will receive more than he or she would if the value had been correctly stated, to the detriment of other Contract owners. The converse situation will exist if the Partnership's assets are undervalued.

                          BORROWING BY THE PARTNERSHIP

The Partnership may borrow for Partnership purposes, including to meet its liquidity requirements and the leveraging of currently-owned property to buy new property, subject to a maximum debt to value ratio of 33 1/3% (pursuant to California state requirements) based on the aggregate value of all Partnership assets. The Partnership will bear the cost of all such borrowings. The Real Property Account, and Contract owners participating in it, will bear a portion of any borrowing costs equal to their percentage interest in the Partnership. Moreover, although the Partnership will generally make unleveraged investments, it reserves the right to borrow up to 80% of the value of a property (with the value of a property determined as explained under VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS, page 15). Increasing the Partnership's assets through leveraged investments would increase the compensation paid to Prudential since its investment management fee is a percentage of the Partnership's gross assets. Any borrowing by the Partnership would increase the Partnership's risk of loss. It could also inhibit the Partnership from achieving its investment objectives because the Partnership's payments on any loans would have to be made regardless of the profitability of its investments.

                                     CHARGES

Pursuant to an investment management agreement, Prudential charges the Partnership a daily investment management fee which is equal to an effective annual rate of 1.25% of the average daily gross assets of the Partnership. Certain other expenses and charges attributable to the operation of the Partnership are also charged against the Partnership. In acquiring an investment, the Partnership may incur various types of expenses paid to third parties, including but not limited to, brokerage fees, attorneys' fees, architects' fees, engineers' fees, and accounting fees. After acquisition of an investment, the Partnership will incur recurring expenses for the preparation of annual reports, periodic appraisal costs, mortgage servicing fees, annual audit charges, accounting and legal fees, and various administrative expenses. These expenses will be charged against the Partnership's assets. Some of these operating expenses represent reimbursement of Prudential for the cost of providing certain services necessary to the operation of the Partnership, such as daily accounting services, preparation of annual reports, and various administrative services. Prudential charges the Partnership mortgage loan servicing fees pursuant to the standards outlined in item 6 under CONFLICTS OF INTEREST, page 13. In addition to the various expenses charged against the Partnership's assets, other expenses such as insurance costs, taxes, and property management fees will ordinarily be deducted from rental income, thereby reducing the gross income of the Partnership.

As explained earlier, charges to the Contracts will be recorded in the corresponding subaccounts of the Real Property Account. From time to time, Pruco Life of New Jersey will withdraw from the Real Property Account an amount equal to the aggregate amount of these charges. Aside from the charges to the Contracts, Pruco Life of New Jersey does not charge the Real Property Account for the expenses involved in the Real Property Account's operation. The Real Property Account will however bear its proportionate share of the charges made to the Partnership as described above.

The Partnership is not a taxable entity under the provisions of the Internal Revenue Code. The income, gains, and losses of the Partnership are attributed, for federal income tax purposes, to the Partners in the Partnership. The earnings of the Real Property Account are, in turn, taxed as part of the operations of Pruco Life of New Jersey. Pruco Life of New Jersey is currently not charging the Real Property Account for company federal income taxes. Pruco Life of New Jersey may make such a charge in the future.

Under current laws Pruco Life of New Jersey may incur state and local taxes (in addition to premium taxes) in several states. At present, Pruco Life of New Jersey does not charge these taxes against the Contracts or the Real Property Account, but Pruco Life of New Jersey may decide to charge the Real Property Account for such taxes in the future.


                               17 - Real Property

                           RESTRICTIONS ON WITHDRAWALS

Before allocating any portion of your net premium or purchase payments, or transferring any portion of your Contract Fund, to the Real Property Account, you should be aware that withdrawals from the Real Property Account may have greater restrictions than the other variable investment options available under the Contracts. Pruco Life of New Jersey reserves the right to restrict transfers into or out of the Real Property Account. Apart from the limitations on transfers out of the Real Property Account described below, Pruco Life of New Jersey will only restrict transfers out of the Real Property Account if there is insufficient cash available to meet Contract owners' requests and prompt disposition of the Partnership's investments to meet such requests could not be made on commercially reasonable terms.

Pruco Life of New Jersey will pay any death benefit, cash surrender value, withdrawal or loan proceeds within seven days after receipt at a Pruco Life of New Jersey Service Office of all the documents required for such a payment. Other than the death benefit, which is determined as of the date of death for life insurance products, the amount will be determined as of the date of receipt of the request.

The funds necessary to pay any death benefit, cash surrender value, withdrawal or loan proceeds funded by the Real Property Account will normally be obtained, first, from any cash flows into the Real Property Account on the day the funds are required. If, on the day the funds are required, cash flows into the Real Property Account are less than the amount of funds required, Pruco Life of New Jersey will seek to obtain such funds by withdrawing a portion of its interest in the Partnership. The Partnership will normally obtain funds to meet such a withdrawal request from its net operating income and from the liquid securities and instruments it holds. If the Partners determine that these sources are insufficient to meet anticipated withdrawals from the Partnership, the Partnership may use a line of credit or otherwise borrow up to 33 1/3% (pursuant to California state requirements) of the value of the Partnership's assets. See BORROWING BY THE PARTNERSHIP, page 17. If the Partners determine that such a borrowing by the Partnership would not serve the best interests of Contract owners, Pruco Life of New Jersey may, in the event of a Contract loan or withdrawal, rather than take the amount of any loan or withdrawal request proportionately from all investment options under the Contract (including the Real Property Account), take any such loan or withdrawal first from the other investment options under the Contract.

Transfers from the Real Property Account to the other investment options available under the Contract are currently permitted only during the 30-day period beginning on the Contract anniversary. The maximum amount that may be transferred out of the Real Property Account each year is the greater of: (a) 50% of the amount invested in the Real Property Account or (b) $10,000. Such transfer requests received prior to the Contract anniversary will be effected on the Contract anniversary. Transfer requests received within the 30-day period beginning on the Contract anniversary will be effected as of the end of the valuation period in which a proper written request or authorized telephone request is received. The "valuation period" means the period of time from one determination of the value of the amount invested in the Real Property Account to the next. Such determinations are made when the value of the assets and liabilities of the Partnership is calculated, which is generally at 4:15 p.m. Eastern time on each day during which the New York Stock Exchange is open. Transfers into or out of the Real Property Account are also subject to the general limits under the Contracts.

    RESTRICTIONS ON CONTRACT OWNERS' INVESTMENT IN THE REAL PROPERTY ACCOUNT

As explained earlier, identification and acquisition of real estate investments meeting the Partnership's investment objectives is a time-consuming process. Because the Real Property Account and the Partnership are managed so they will not become investment companies subject to the Investment Company Act of 1940, the portion of the Partnership's assets that may be invested in securities, as opposed to non-securities real estate investments, is strictly limited. For these reasons, Pruco Life of New Jersey reserves the right to restrict or limit Contract owners' allocation of funds to the Real Property Account. Any such restrictions are likely to take the form of restricting the timing, amount and/or frequency of transfers into the Real Property Account and/or precluding Contract owners who have not previously selected the Real Property Account from allocating a portion of their net premiums or purchase payments to the Real Property Account.


                               18 - Real Property

                        FEDERAL INCOME TAX CONSIDERATIONS


The federal income tax treatment of Contract benefits is described briefly in the attached prospectus for the particular Contract you selected. Pruco Life of New Jersey believes that the same principles will apply with respect to Contracts funded in whole or part by the Real Property Account. The Partnership's conformity with the diversification standards for the investments of variable life insurance and variable annuity separate accounts is essential to ensure that treatment. See GENERAL INVESTMENT AND OPERATING POLICIES, page 8. Pruco Life of New Jersey urges you to consult a qualified tax adviser.


Under the Internal Revenue Code, the Partnership is not a taxable entity and any income, gains or losses of the Partnership are passed through to the Partners, including Pruco Life of New Jersey, with respect to the Real Property Account. The Real Property Account is not a separate taxpayer for purposes of the Internal Revenue Code. The earnings of the Real Property Account are taxed as part of the operations of Pruco Life of New Jersey. No charge is currently being made to the Real Property Account for company federal income taxes. We may make such a charge in the future, see Charges, page 17.

                          DISTRIBUTION OF THE CONTRACTS

As explained in the attached prospectus for the Contracts, Pruco Securities Corporation, an indirect, wholly-owned subsidiary of Prudential, acts as the principal underwriter of the Contracts. Consult that prospectus for information about commission scales and other facts relating to sale of the Contracts.

                                STATE REGULATION

Pruco Life of New Jersey is subject to regulation and supervision by the Department of Insurance of the State of New Jersey, which periodically examines its operations and financial condition. It is also subject to the insurance laws and regulations of all jurisdictions in which it is authorized to do business.

Pruco Life of New Jersey is required to submit annual statements of its operations, including financial statements, to the insurance departments of the various jurisdictions in which it does business to determine solvency and compliance with local insurance laws and regulations.

In addition to the annual statements referred to above, Pruco Life of New Jersey is required to file with New Jersey and other jurisdictions a separate statement with respect to the operations of all its variable contract accounts, in a form promulgated by the National Association of Insurance Commissioners.

                             ADDITIONAL INFORMATION


Pruco Life of New Jersey has filed a registration statement with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, relating to the offering described in this prospectus. This prospectus does not include all of the information set forth in the registration statement. Certain portions have been omitted pursuant to the rules and regulations of the SEC. All reports and information filed by Pruco Life of New Jersey can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549, and at certain of its regional offices: Midwestern Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511; Northeastern Regional Office SEC, 7 World Trade Center, Suite 1300, New York, NY 10048, or by telephoning (800) SEC-0330.


The SEC maintains a Web site (http://www.sec.gov) that contains material incorporated by reference and other information regarding registrants that file electronically with the SEC.

Further information may also be obtained from Pruco Life of New Jersey. The address and telephone number are on the cover of this prospectus.



                               19 - Real Property

                                     EXPERTS


The financial statements of The Partnership as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 and the financial statements of the Real Property Account as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP's principal business address is 1177 Avenue of the Americas, New York, New York 10036.


                                   LITIGATION

No litigation is pending, and no litigation is known to be contemplated by governmental authorities, that would have an adverse material effect upon the Real Property Account or the Partnership.

                           REPORTS TO CONTRACT OWNERS

If you allocate a portion of your Contract Fund to the Real Property Account, Pruco Life of New Jersey will mail you an annual report containing audited financial statements for the Partnership and an annual statement showing the status of your Contract Fund and any other information that may be required by applicable regulation or law.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

All of the assets of the Real Property Account are invested in the Partnership. Correspondingly, the liquidity, capital resources and results of operations for the Real Property Account are contingent upon the Partnership. Therefore, all of management's discussion of these items is at the Partnership level. The partners in the Partnership are The Prudential Insurance Company of America, Pruco Life Insurance Company, and Pruco Life Insurance Company of New Jersey (collectively, the "Partners").

The following analysis of the liquidity and capital resources and results of operations of the Partnership should be read in conjunction with the Financial Statements and the related Notes to the Financial Statements included elsewhere herein.

Liquidity and Capital Resources


As of December 31, 2000, the Partnership's liquid assets consisting of cash, cash equivalents and marketable securities were $15.5 million, a decrease of $1.3 million from December 31, 1999. This decrease was due primarily to distributions to Partners of $22 million, coupled with the investment of available cash in real estate assets. Offsetting these cash outflows was $12.9 million in proceeds received from the sale of one of the Partnership's office properties, $8.2 million in proceeds from the sale of the Partnership's entire investment in ProLogis REIT shares, and net cash flow from property operations. Other sources of liquidity include interest from short-term investment and dividends from REIT shares.

The Partnership's investment policy allows up to 30% investment in cash and short-term obligations, although the Partnership generally holds approximately 10% of its assets in cash or liquid instruments. At December 31, 2000, 7% of the Partnership's assets consisted of cash, cash equivalents and marketable securities.

In 1986, Prudential committed to fund up to $100 million to enable the Partnership to acquire real estate investments. Contributions to the Partnership under this commitment have been utilized for property acquisitions, and returned to Prudential on an ongoing basis from Contract owners' net contributions and other available cash. The amount of the commitment is reduced by $10 million for every $100 million in current value net assets of the Partnership. Thus, with $206 million in net assets, the commitment has been automatically reduced to $80 million. As of December 31, 2000, Prudential's equity interest in the Partnership under this commitment, on a cost basis, was $44 million. At the present time, Prudential does not intend to make any contributions during the 2001 fiscal year and will begin to phase out this commitment over the next several years.



                               20 - Real Property

As discussed previously, the Partners made $22 million in withdrawals during 2000 from excess cash. Additional distributions may be made to the Partners during 2001 based upon the percentage of assets invested in short-term obligations, taking into consideration anticipated cash needs of the Partnership including potential property acquisitions, property dispositions and capital expenditures. Management anticipates that its current liquid assets and ongoing cash flow from operations will satisfy the Partnership's needs over the next twelve months and the foreseeable future.

During 2000, the Partnership spent approximately $4.2 million in additions to real estate properties. Approximately $1.7 million was associated with the renovation of the apartment complex located in Jacksonville, FL. The remaining $2.2 million balance was primarily associated with capital expenditures in relation to leasing activity at the office properties located in Brentwood, TN, Morristown, NJ, and Beavorton, OR.

Results of Operations

The following is a brief discussion of the Partnership's results of operations for the years ended December 31, 2000, 1999, and 1998.

2000 vs. 1999

The following table presents a comparison of the Partnership's sources of net investment income, and realized and unrealized gains or losses by investment type, for the twelve months ended December 31, 2000 and December 31, 1999.

                                                 Year Ended December 31,
                                                2000                 1999
                                           ----------------    -----------------

Net Investment Income:

Office properties                              $ 5,356,934          $ 7,133,356
Apartment complexes                              3,446,245            2,556,743
Retail property                                  2,772,438            2,676,387
Industrial properties                            1,257,146              894,258
Equity in income of real estate                    791,596               98,375
partnership
Dividend income from real
  estate investment trust                        1,744,611            1,221,843
Other (including interest income,
  Investment management fee, etc.)             (1,730,853)          (1,301,373)

                                           ----------------    -----------------
Total Net Investment Income                   $ 13,638,117         $ 13,279,589
                                           ----------------    -----------------


Unrealized Gain (Loss) on Investments:

Office properties                             ($2,434,245)          ($3,267,264
Apartment complexes                              2,717,915              607,234
Retail property                                  (264,300)          (1,770,462)
Industrial properties                            (935,721)             209,503
Interest in properties                             140,614            (680,870)
Real estate investment trust                    2,618,815)           (2,282,044
                                           ----------------    -----------------
                                                 1,843,078          (7,183,903)



                               21 - Real Property

Realized Gain (Loss) on Investments:

Office properties                                 $186,920                    -
Apartment complexes                                      -                    -
Industrial properties                                    -              (1,485)
Interest in properties                                   -               45,126
Real estate investment trust                     2,457,024             (76,784)
                                           ----------------    -----------------
                                                 2,643,944             (33,143)

                                           ----------------    -----------------
Total Realized and Unrealized Gain (Loss)
on Investments                                  $4,487,022         ($7,217,046)
                                           ----------------    -----------------


The Partnership's net investment income for 2000 was $13.6 million, an increase of $0.3 million from net investment income of $13.3 million in 1999.

Equity in income of real estate partnership increased $0.7 million, or 704.7%, in 2000 due to the acquisition of an equity investment interest in the retail portfolio located in the Kansas City, MO area. This interest was not acquired until September 30, 1999. Therefore, equity in income of real estate partnerships for the period ended December 31, 1999 represents only three months of activity, while activity for the period ended December 31, 2000 represents a full year of activity.

Dividend income from real estate investment trusts was $1.7 million for the year ended December 31, 2000, an increase of $0.5 million or 42.8% from the corresponding period in 1999. This increase was primarily due to higher amounts invested in real estate investment trusts. Amounts invested in REIT shares averaged approximately $28.6 million during 2000 compared to approximately $22.4 million during 1999.

Interest on short-term investments decreased approximately $0.4 million or 25.0% for the twelve months ended December 31, 2000 due primarily to a significantly lower average cash balance. Cash and cash equivalents during 2000 averaged approximately $16.6 million compared to approximately $32.0 million during 1999.

Operating expenses increased $0.6 million or 15.7% to $4.4 million during the period ended December 31, 2000 when compared to the corresponding period in 1999. This increase was primarily a result of the Partnership's acquisition of a controlling interest in the apartment complex located in Jacksonville, FL.

Interest expense increased $0.6 million, or 404.1%, in 2000 when compared to the corresponding periods in 1999. This increase was due to the Partnership's acquisition on September 30, 1999 of a controlling interest in the apartment complex located in Jacksonville, FL, which was acquired subject to $10.2 million in debt.

Office Properties

Net investment income from property operations for the office sector decreased approximately $1.8 million, or 24.9%, in 2000 when compared to 1999. This decrease was primarily due to lower revenue levels experienced by the Oakbrook Terrace, IL office complex during 2000 as a result of the lease termination fee received during 1999 coupled with a corresponding decrease in occupancy. A 36% decrease in occupancy at one of the Brentwood, TN office properties also contributed to the decrease.

The office properties owned by the Partnership experienced a net unrealized loss of approximately $2.4 million during 2000 compared to a net unrealized loss of $3.3 million in 1999.

During 2000, the Oakbrook Terrace, IL property decreased $1.6 million in value due to a lease termination associated with 45% of the space and weaker market conditions. One of the Brentwood, TN office properties also experienced a net unrealized loss of approximately $0.8 million primarily due to capital expenditures on the property that were not reflected as an increase in market value.

Approximately half of the $3.3 million net unrealized loss in 1999 was attributable to the office building located in Oakbrook Terrace, IL, which experienced costs associated with re-leasing and expected vacancy resulting from the lease termination exercised by a tenant. The Beaverton, OR office property also experienced a net unrealized loss of



                               22 - Real Property
approximately $0.8 million. This decline in value was partially attributable to an anticipated reduction in investor demand for suburban office properties. The Lisle, IL office property also experienced a net unrealized loss of approximately $0.7 million primarily due to capital expenditures on the property that were not reflected as an increase in market value.

The Morristown, NJ office property was sold on October 26, 2000 and resulted in a realized gain of approximately $0.2 million.

Occupancy at the Lisle, IL office property increased from 88% at December 31, 1999 to 94% at December 31, 2000. Occupancy at one of the Brentwood, TN office complexes decreased from 95% to 59% from December 31, 1999 to December 31, 2000, while occupancy at the other Brentwood, TN office property remained unchanged at 100%. Occupancy at the Oakbrook Terrace, IL office complex decreased from 100% at December 31, 1999 to 52% at December 31, 2000, while occupancy at the Beaverton, OR office complex decreased from 100% at December 31, 1999 to 95% at December 31, 2000. As of December 31, 2000 all vacant spaces were being marketed.

Apartment Complexes

Net investment income from property operations for the apartment sector was $3.4 million in 2000, an increase of $0.9 million or 34.8% compared with 1999. This increase was primarily due to the acquisition of the controlling interest in the apartment complex located in Jacksonville, FL.

The apartment complexes owned by the Partnership experienced a net unrealized gain of $2.7 million and $0.6 million in 2000 and 1999, respectively. The largest share of the unrealized gain for 2000 or $1.7 million was experienced by the apartment complex located in Atlanta, GA primarily due to increases in rental rates, stabilized occupancy, and lower operating expense estimates. The apartment complex located in Raleigh, NC also experienced a net unrealized gain of $0.2 million due to increases in rental rates.

The net unrealized gain of $0.6 million during 1999 was primarily experienced by the Atlanta, GA apartment complex which increased in value due to improved market conditions which resulted in higher rent levels.

The occupancy at the Atlanta, GA complex remained unchanged at 98% as of December 31, 1999 and December 31, 2000. Occupancy at the apartment complex in Raleigh, NC also remained unchanged at 92% as of December 31, 1999 and December 31, 2000. Occupancy at the Jacksonville, FL apartment complex increased from 89% as of December 31, 1999 to 91% as of December 31, 2000. This increase is largely a result of renovations completed at the project. As of December 31, 2000, all available vacant units were being marketed.

Retail Property

Net investment income for the twelve months ended December 31, 2000 and 1999 for the Partnership's retail property located in Roswell, GA was approximately $2.7 million for both periods.

The retail property experienced a net unrealized loss of $0.3 million and $1.8 million in 2000 and 1999, respectively. The unrealized loss experienced by the property in 2000 was due to lower projected income growth, coupled with capital expenditures which did not increase the market value of the property. The decrease in value in 1999 was attributable to a declining position of the property in the market.

Occupancy at the shopping center located in Roswell, GA decreased from 97% as of December 31, 1999 to 96% as of December 31, 2000. As of December 31, 2000, all vacant space was being marketed.

Industrial Properties

Net investment income from property operations for the industrial properties increased from $0.9 million in 1999 to $1.3 million in 2000. The majority of the increase was a result of increased occupancy throughout 2000 at the property located in Aurora, CO.

The three industrial properties owned by the Partnership experienced a net unrealized loss of approximately $0.9 million and a net unrealized gain of $0.2 million in 2000 and 1999, respectively. The majority of the decrease for 2000 was attributable to the Aurora, CO industrial property, which had a loss of approximately $0.7 million due to more conservative assumptions regarding rental rates, lease-up time and terminal capitalization rates used by the appraiser. In addition, capital expenditures were incurred at the property which were not reflected as an increase in market value. The industrial property located in Bolingbrook, IL experienced an unrealized loss of $0.4 million in 2000. This



                               23 - Real Property
loss was due to the expiration of the single tenant lease with no replacement tenant being signed as of yet. A portion of the space was temporarily leased during the fourth quarter of 2000.

The occupancy at the Bolingbrook, IL property decreased from 100% at December 31, 1999 to 45% at December 31, 2000. The occupancy at the Salt Lake City, Utah property increased from 34% at December 31, 1999 to 100% at December 31, 2000. The Aurora, Co property's occupancy rate remained unchanged at 75% from December 31, 1999 to December 31, 2000. As of December 31, 2000, all vacant spaces were being marketed.

Equity in Income of Real Estate Partnership

On September 30, 1999, the Partnership invested in an equity joint venture of retail centers located in the Kansas City, MO area. During the twelve months ended December 31, 2000, income from this investment amounted to $0.8 million compared to $0.1 million for the corresponding period in 1999. The increase in income was attributable to the Partnership holding the investment for a full year during 2000 as opposed to only three months during 1999. This investment experienced a net unrealized gain in 2000 of $0.1 million. During 1999, the investment experienced a net unrealized loss of $0.7 million, primarily due to capital expenditures on the properties that were not reflected as an increase in market value.

The retail portfolio located in the Kansas City, MO area had an average occupancy of 91% as of December 31, 2000 compared to an average occupancy of 90% as of December 31, 1999. As of December 31, 2000, all vacant spaces were being marketed.

Real Estate Investment Trust

The Partnership recognized a net realized gain from real estate investment trusts of $2.5 million in 2000 primarily due to the sale of the Partnership's remaining investment in ProLogis REIT shares and sales of other REIT investments.

The Partnership's investment in REIT shares experienced an unrealized gain of $2.6 million and an unrealized loss of $2.3 million for the twelve months ended December 31, 2000 and 1999, respectively. These changes in unrealized gain and loss reflect changes in the market value of REIT shares held by the Partnership.

Other

Other net investment income decreased $0.5 million during 2000 compared to the corresponding period last year. Other net investment income includes interest income from short-term investments, investment management fees, and expenses not related to property activities. The decrease in 2000 was primarily due to lower interest income on short-term investments primarily as a result of the Partnership maintaining a significantly lower cash balance as noted previously.


1999 vs. 1998

The following table presents a comparison of the Partnership's sources of net investment income, and realized and unrealized gains or losses by investment type, for the twelve months ended December 31, 1999 and December 31, 1998.


                               24 - Real Property

                                                Twelve Months Ended December 31,
                                                      1999            1998
                                                 ------------    ------------
Net Investment Income:

     Office properties                           $  7,133,356    $  7,269,613
     Apartment complexes                            2,556,743       4,493,384
     Retail property                                2,676,387       2,702,234
     Industrial properties                            894,258       1,325,320
     Income from interest in properties                98,375          33,642
     Dividend income from real
       estate investment trust                      1,221,843         669,100
     Other (including interest income,
       investment mgt fee, etc.)                   (1,301,373)       (659,600)
                                                 ------------    ------------
     Total Net Investment Income                 $ 13,279,589    $ 15,833,513
                                                 ------------    ------------


     Unrealized Gain (Loss) on Investments:

     Office properties                           ($ 3,267,264)   $  3,034,542
     Apartment complexes                              607,234         657,012
     Retail property                               (1,770,462)     (1,312,296)
     Industrial properties                            209,503)        333,630
     Interest in properties                          (680,870)           --
     Real estate investment trust                  (2,282,044)       (969,156)
                                                 ------------    ------------
                                                   (7,183,903)      1,743,732


     Realized Gain (Loss) on Investments:

     Apartment complexes                                 --         1,730,042
     Industrial properties                             (1,485)      1,229,799
     Interest in properties                            45,126          91,538
     Real estate investment trust                     (76,784)           --
                                                 ------------    ------------
                                                      (33,143)      3,051,379

                                                 ------------    ------------
     Total Realized and Unrealized Gain (Loss)
     on Investments                              ($ 7,217,046)   $  4,795,111
                                                 ------------    ------------

The Partnership's net investment income for 1999 was $13.3 million, a decrease of $2.5 million from the prior year. This was primarily the result of the sales of an industrial property in Pomona, CA and an apartment complex in Farmington Hills, MI, offset by the acquisition of an apartment complex in Jacksonville, FL. These transactions generated a reduction of $3.0 million in real estate revenues but only $400,000 in expenses. As a result, investment income decreased while investment expenses remained relatively flat.

Revenue from real estate and improvements was $21.8 million in 1999, a decrease of $2.8 million, or 11.3%, from $24.6 million in 1998 mainly as a result of the sales of the industrial property and apartment complex discussed previously.

Income from interest in properties increased $64,913, or 194.0%, from $33,462 in 1998 to $98,375 in 1999 primarily as a result of the Partnership investing in a retail portfolio located in Kansas City, KS and Kansas City, MO.


                               25 - Real Property

On March 30, 1999, the Partnership converted 506,894 shares of Meridian REIT to 557,583 shares of ProLogis REIT, with a fair value of $10,942,566, and cash of $1,013,796 (or total fair value of $11,956,362) as a result of ProLogis' acquisition of Meridian Industrial Trust. The conversion resulted in a realized gain of $401,713. Dividend income from real estate investment trusts amounted to $1.2 million for the year ended December 31, 1999, an increase of $0.6 million, or 82.6%, compared to the corresponding period in 1998. This increase was primarily due to an increase in the amount invested in REIT stocks.

Administrative expenses increased $283,714, or 14.5%, during 1999. This increase was primarily due to the acquisition of the apartment complex located in Jacksonville, FL coupled with higher expense levels experienced by the Westpark office property located in Brentwood, TN.

Interest expense increased $145,418, or 100%, in 1999 as a result of the Partnership's investment in the apartment complex located in Jacksonville, FL, which was acquired subject to $10.2 million in debt.

Minority interest in consolidated partnership increased $33,746, or 100%, as a result of the Partnership's joint venture investment in the apartment complex located in Jacksonville, FL.

Office Properties

Net investment income from property operations for the office sector decreased approximately $136,000, or 2%, for the year ended December 31, 1999 when compared to the corresponding period in 1998.

The six office properties owned by the Partnership experienced a net unrealized loss of approximately $3.3 million during 1999 compared to a net unrealized gain of $3.0 million in 1998. The largest share of this net unrealized loss was due to the office property located in Oakbrook Terrace, IL. This $1.6 million value decrease was due to changes in anticipated costs associated with assumed re-leasing of the facility which were used in valuing the property. The Beaverton, OR office property also experienced a net unrealized loss of approximately $0.8 million. This decline in value was due to a change in discounted cash flow assumptions resulting from the large amount of Class "A" space under construction in the local market. In addition, a lower renewal probability in determining the valuation of the property was utilized for a major tenant expected to be vacating their space upon expiration. The Lisle, IL office property also experienced a net unrealized loss of approximately $0.7 million primarily due to capital expenditures on the property that were not reflected as an increase in market value.

The office complex located in Morristown, NJ is expected to be marketed for sale during 2000.

Occupancy at the Beaverton, OR, Oakbrook Terrace, IL, and one of the Brentwood, TN properties remained unchanged from December 31, 1998 at 100%. Occupancy at the Morristown, NJ property increased from 86% at December 31, 1998 to 100% at December 31, 1999 while occupancy at the Lisle, IL office property decreased from 96% at December 31, 1998 to 88% at December 31, 1999. Occupancy at the other Brentwood, TN property owned by the Partnership decreased from 100% at December 31, 1998 to 95% at December 31, 1999. As of December 31, 1999 all vacant spaces were being marketed.

Apartment Complexes

Net investment income from property operations for the apartment sector was $2.6 million in 1999, a decrease of $1.9 million, or 43.1%, when compared to 1998. This decrease was primarily due to the sale of the apartment complex located in Farmington Hills, MI in 1998.

The apartment complexes owned by the Partnership experienced a net unrealized gain of $0.6 million for both years ended December 31, 1999 and 1998. The net realized gain of $1.7 million experienced in 1998 was due to the Farmington Hill, MI apartment complex which was sold on October 8, 1998 for $16.9 million.

On September 17, 1999, the Partnership invested in an apartment complex located in Jacksonville, FL. This joint venture investment required the Partnership to contribute $7.5 million and the partner to contribute $0.4 million. There is $10.2 million in debt on this garden apartment complex.

The occupancy at the Atlanta, GA complex increased from 96% at December 31, 1998 to 98% at December 31, 1999. Occupancy at the apartment complex in Raleigh, NC decreased from 93% at


                               26 - Real Property

December 31, 1998 to 92% at December 31, 1999. Occupancy at the Jacksonville, FL apartment complex was 89% at December 31, 1999. As of December 31, 1999, all available vacant spaces were being marketed.

Retail Property

Net investment income for the Partnership's retail property located in Roswell, GA was approximately $2.7 million for the twelve months ended December 31, 1999 and 1998.

The retail property experienced a net unrealized loss of $1.8 million and $1.3 million in 1999 and 1998, respectively. The decrease in value in 1999 was attributable to a declining position of the property in the market, while the decrease in 1998 was a reflection of lower rents. The complex is no longer being actively marketed for sale.

On September 30, 1999, the Partnership invested in a retail portfolio located in the Kansas City, KS and Kansas City, MO area. This joint venture investment required the Partnership to contribute $5.1 million to the investment and the partner to contribute $1.7 million. There is $21.0 million in debt on this retail portfolio. During the twelve months ended December 31, 1999, income from interest in this investment amounted to $98,375. This investment experienced a net unrealized loss in 1999 of $0.6 million primarily due to capital expenditures on the property that were not reflected as an increase in market value.

Occupancy at the shopping center located in Roswell, GA decreased from 98% at December 31, 1998 to 97% at December 31, 1999. The retail portfolio located in Kansas City, KS and Kansas City, MO had an average occupancy of 90% at December 31, 1999. As of December 31, 1999, all vacant spaces were being marketed.

Industrial Properties

Net investment income from property operations for the industrial properties decreased from $1.3 million in 1998 to $0.9 million in 1999. The majority of this 32.5% decrease was a result of the sale of Pomona Industrial Park, including the land, offset by an increase in net investment income for the industrial properties located in Aurora, CO and Salt Lake City, UT due to increased occupancy.

The three industrial properties owned by the Partnership experienced a net unrealized gain of approximately $210,000 and $334,000 in 1999 and 1998, respectively. The majority of the increase for 1999 was attributable to the Aurora, CO industrial property due to improved market conditions, higher market rental rates, and the absorption of vacant space. The Pomona, CA property was sold on December 17, 1998 for $21.4 million and resulted in a realized gain of $1.2 million.

The occupancy at the Bolingbrook, IL property was 100% at December 31, 1999 and 1998. The occupancy at the Salt Lake City, Utah property increased to 34% at December 31, 1999 from 0% at December 31, 1998. The Aurora, CO property's occupancy rate increased from 46% at December 31, 1998 to 75% at December 31, 1999. As of December 31, 1999, all vacant spaces were being marketed.


Equity in Income of Real Estate Partnership

On September 30, 1999, the Partnership invested in a retail portfolio located in the Kansas City, MO area. This joint venture investment required the Partnership to contribute $5.1 million to the investment and the partner to contribute $1.7 million. There is $21.0 million in debt on this retail portfolio. During the twelve months ended December 31, 1999, income from interest in this investment amounted to $98,375. This investment experienced a net unrealized loss in 1999 of $0.7 million primarily due to capital expenditures on the property that were not reflected as an increase in market value.

The retail portfolio located in Kansas City, MO and Kansas City, KS had an average occupancy of 90% at December 31, 1999. As of December 31, 1999, all vacant spaces were being marketed.


Real Estate Investment Trusts

During 1999, the Partnership recognized a realized gain of $401,713 from the conversion of 506,894 shares of Meridian REIT to 557,583 shares of ProLogis REIT. This was offset by a realized loss of $478,497 primarily as a result of the sale of 171,375 ProLogis REIT shares and other investments in REIT stocks.


                               27 - Real Property

Management continued applying a 3% discount to the market value of the ProLogis REIT shares through June 29, 1999 because of a restriction which limits the number of shares that can be publicly traded during any six month period. The application of the 3% discount was discontinued on June 30, 1999 because this restriction no longer applied.

Other

Other net investment income decreased $0.6 million during 1999 when compared to the corresponding period in 1998. Other net investment income includes interest income from short-term investments, investment management fees, and expenses not related to property activities.

Information Concerning Forward-Looking Statements

Certain of the statements contained in Management's Discussion and Analysis may be considered forward-looking statements. Words such as "expects," "believes," "anticipates," "intends," "plans," or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the Partnership. There can be no assurance that future developments affecting the Partnership will be those anticipated by management. There are certain important factors that could cause actual results to differ materially from estimates or expectations reflected in such forward-looking statements including without limitation, changes in general economic conditions, including the performance of financial markets and interest rates; market acceptance of new products and distribution channels; competitive, regulatory or tax changes that affect the cost or demand for the Partnership's products; and adverse litigation results. While the Partnership reassesses material trends and uncertainties affecting its financial position and results of operations, it does not intend to review or revise any particular forward-looking statement referenced in this Management's Discussion and Analysis in light of future events. The information referred to above should be considered by readers when reviewing any forward-looking statements contained in this Management's Discussion and Analysis.


Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk. The Partnership's exposure to market rate risk for changes in interest rates relates to about 12% of its investment portfolio consisting primarily of short-term fixed rate commercial paper and variable interest rate debt. The Partnership does not use derivative financial instruments. By policy, the Partnership places its investments with high quality debt security issuers, limits the amount of credit exposure to any one issuer, limits duration by restricting the term, and holds investments to maturity except under rare circumstances.

The table below presents the amounts and related weighted interest rates of the Partnership's cash equivalents and short-term investments at December 31, 2000:


                                                            Estimated Market Value                 Average
                                          Maturity              (in $ millions)                 Interest Rate
                                   ------------------------ ------------------------ -------------------------------------

            Cash equivalents             0-3 months                  $8.9                           6.55%

         Short-term investments          3-12 months                 $4.9                           6.57%

The table below discloses the Partnership's variable rate debt as of December 31, 2000. The interest rate on the debt is equal to the 6-month Treasury rate plus 1.565%. It is subject to a maximum of 11.345% and a minimum of 2.345%. The interest rate on the variable rate debt as of December 31, 2000 was 7.915%.

Debt (in $ thousands),                                                                                             Estimated
including current portion        2001       2002       2003       2004        2005      Thereafter     Total       Fair Value
-------------------------        ----       ----       ----       ----        ----      ----------     -----       ----------
Variable Rate                    $83         $90        $98       $104        $114        $9,603      $10,092        $10,092

While the Partnership has not experienced any significant credit losses, in the event of a significant rising interest rate environment and/or economic downturn, defaults could increase and result in losses to the Partnership which adversely affect its operating results and liquidity.



                               28 - Real Property

                              FINANCIAL STATEMENTS

Following are financial  statements and independent  accountant's reports of the
Real  Property  Account,  as  well  as  financial   statements  and  independent
accountant's reports of the Partnership.





















                               29 - Real Property

                             FINANCIAL STATEMENTS OF
        PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT REAL PROPERTY ACCOUNT

STATEMENTS OF NET ASSETS
December 31, 2000 and 1999
                                                                                    2000             1999
                                                                               ---------------  ---------------
ASSETS
  Investment in The Prudential Variable Contract
    Real Property Partnership (Note 3)                                         $    9,188,844   $    9,074,151
                                                                               ---------------  ---------------
  Net Assets                                                                   $    9,188,844   $    9,074,151
                                                                               ===============  ===============

NET ASSETS,           representing:
  Equity of contract owners (Note 4)                                           $    5,911,297   $    5,925,394
  Equity of Pruco Life Insurance Company of New Jersey (Note 2D)                    3,277,547        3,148,757
                                                                               ---------------  ---------------
                                                                               $    9,188,844   $    9,074,151
                                                                               ===============  ===============

STATEMENTS OF OPERATIONS
For the years ended December 31, 2000, 1999 and 1998
                                                                                    2000             1999              1998
                                                                               ---------------  ---------------  -----------------
INVESTMENT INCOME
Net investment income from Partnership operations                              $      599,966   $      579,075   $        611,358
                                                                               ---------------  ---------------  -----------------

EXPENSES
Charges to contract owners for assuming mortality risk and
     expense risk and for administration (Note 5)                                      33,868           35,718             38,644
                                                                               ---------------  ---------------  -----------------
NET INVESTMENT INCOME                                                                 566,098          543,357            572,714
                                                                               ---------------  ---------------  -----------------

NET REALIZED AND UNREALIZED GAIN
  (LOSS) ON INVESTMENTS
Net change in unrealized gain (loss) on investments in Partnership                     84,525         (308,127)            67,858
Realized gain (loss) on sale of investments in Partnership                            116,312           (1,445)           117,819
                                                                               ---------------  ---------------  -----------------
NET GAIN (LOSS) ON INVESTMENTS                                                        200,837         (309,572)           185,677
                                                                               ---------------  ---------------  -----------------

NET INCREASE IN NET ASSETS
  RESULTING FROM OPERATIONS                                                    $      766,935   $      233,785   $        758,391
                                                                               ===============  ===============  =================

STATEMENTS OF CHANGES IN NET ASSETS
For the years ended December 31, 2000, 1999 and 1998
                                                                                    2000             1999              1998
                                                                               ---------------  ---------------  -----------------
OPERATIONS
Net investment income                                                          $      566,098   $      543,357   $        572,714
Net change in unrealized gain (loss) on investments in Partnership                     84,525         (308,127)            67,858
Net realized gain (loss) on sale of investments in Partnership                        116,312           (1,445)           117,819
                                                                               ---------------  ---------------  -----------------

NET INCREASE IN NET ASSETS
  RESULTING FROM OPERATIONS                                                           766,935          233,785            758,391
                                                                               ---------------  ---------------  -----------------

CAPITAL TRANSACTIONS
Net withdrawals by contract owners (Note 7)                                          (483,241)        (642,611)          (759,469)
Net contributions (withdrawals) by Pruco Life Insurance Company of New Jersey        (169,001)         222,727            493,113
                                                                               ---------------  ---------------  -----------------

NET DECREASE IN NET ASSETS
  RESULTING FROM CAPITAL TRANSACTIONS                                                (652,242)        (419,884)          (266,356)
                                                                               ---------------  ---------------  -----------------

TOTAL INCREASE (DECREASE) IN NET ASSETS                                               114,693         (186,099)           492,035

NET ASSETS
  Beginning of year                                                                 9,074,151        9,260,250          8,768,215
                                                                               ---------------  ---------------  -----------------
  End of year                                                                  $    9,188,844   $    9,074,151   $      9,260,250
                                                                               ===============  ===============  =================



                               A1 - Real Property

                      NOTES TO THE FINANCIAL STATEMENTS OF
        PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT REAL PROPERTY ACCOUNT
                                December 31, 2000



Note 1: General

Pruco Life of New Jersey Variable Contract Real Property Account ("Real Property Account") was established on October 30, 1987 by resolution of the Board of Directors of Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey"), an indirect wholly-owned subsidiary of The Prudential Insurance Company of America ("Prudential"), as a separate investment account pursuant to New Jersey law. The assets of the Real Property Account are segregated from Pruco Life of New Jersey's other assets. The Real Property account is used to fund benefits under certain variable life insurance and variable annuity contracts issued by Pruco Life of New Jersey. These products are Appreciable Life ("VAL"), Variable Life ("VLI"), Discovery Plus ("SPVA"), and Discovery Life Plus ("SPVL").

The assets of the Real Property Account are invested in The Prudential Variable Contract Real Property Partnership (the "Partnership"). The Partnership is organized under New Jersey law and is registered under the Securities Act of 1933. The Partnership is the investment vehicle for assets allocated to the real estate investment option under certain variable life insurance and annuity contracts. The Real Property Account, along with the Pruco Life Variable Contract Real Property Account and The Prudential Variable Contract Real Property Account, are the sole investors in the Partnership.

The Partnership has a policy of investing at least 65% of its assets in direct ownership interests in income-producing real estate and participating mortgage loans.


Note 2: Summary of Significant Accounting Policies

A. Basis of Accounting

The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States ("GAAP"). The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates.

B. Investment in Partnership Interest

The investment in the Partnership is based on the Real Property Account's proportionate interest of the Partnership's market value. At December 31, 2000 and 1999 the Real Property Account's interest in the Partnership was 4.5% or 404,158 shares and 4.3% or 435,051 shares respectively.

C. Income Recognition

Net  investment  income  and  realized  and  unrealized  gains  and  losses  are
recognized   daily.   Amounts  are  based  upon  the  Real  Property   Account's
proportionate interest in the Partnership.

D. Equity of Pruco Life Insurance Company of New Jersey

Pruco Life of New Jersey maintains a position in the Real Property Account for property acquisitions and capital expenditure funding needs. The position is also utilized for liquidity purposes including unit purchases and redemptions, Partnership share transactions, and expense processing. The position does not have an effect on the contract owner's account or the related unit value.











                               A2 - Real Property

Note 3: Investment Information for The Prudential Variable Contract Real Property Partnership

The number of shares (rounded) held by the Real Property Account in the Partnership, the Partnership net asset value per share (rounded) and the aggregate cost of investments in the Real Property Accounts' shares held at December 31, 2000 and December 31, 1999 were as follows:


                                           December 31, 2000  December 31, 1999

     Number of Shares (rounded:                  404,158            435,051
     Net Asset Value per Share (rounded):     $    22.74         $    20.86
     Cost:                                    $4,700,545         $5,058,737


Note 4: Contract Owner Unit Information

Outstanding contract owner units, unit values and total value of contract owner equity at December 31, 2000 and December 31, 1999 by product, were as follows:

2000:
-----
                                                       VAL          VLI        SPVA       SPVL          TOTAL
                                                       ---          ---        ----       ----          -----

     Contract Owner Units Outstanding:                  2,289,094    431,958     32,194     69,345
     Unit Value:                                       $  2.08939   $2.16437   $1.90636   $1.90636
                                                       ----------   --------   --------   --------
     Total Contract Owner Equity:                      $4,782,811   $934,917   $ 61,373   $132,196   $5,911,297
                                                       ==========   ========   ========   ========   ==========

1999:
-----
                                                       VAL          VLI        SPVA       SPVL          TOTAL
                                                       ---          ---        ----       ----          -----
     Contract Owner Units Outstanding:                  2,497,281    446,482     57,529     66,927
     Unit Value:                                       $  1.92825   $1.99254   $1.77073   $1.77073
                                                       ----------   --------   --------   --------
     Total Contract Owner Equity:                      $4,815,383   $889,633   $101,868   $118,510   $5,925,394
                                                       ==========   ========   ========   ========   ==========



Note 5: Charges and Expenses

A. Mortality Risk and Expense Risk Charges

Mortality risk and expense risk charges are determined daily using an effective annual rate of 0.6%, 0.35%, 0.9% and 0.9% for VAL, VLI, SPVA, SPVL, respectively. Mortality risk is that life insurance contract owners may not live as long as estimated or annuitants may live longer than estimated and expense risk is that the cost of issuing and administering the policies may exceed related charges by Pruco Life of New Jersey.

B. Administrative Charges

Administrative charges are determined daily using an effective annual rate of 0.35% applied daily against the net assets representing equity of contract owners held in each subaccount for SPVA and SPVL. Administrative charges include costs associated with issuing the contract, establishing and maintaining records, and providing reports to contract owners.

C. Cost of Insurance and Other Related Charges

Contract owner contributions are subject to certain deductions prior to being invested in the Real Property Account. The deductions for VAL and VLI are (1) state premium taxes; (2) sales charges which are deducted in order to compensate Pruco Life of New Jersey for the cost of selling the contract and (3) transaction costs, applicable to VAL, are deducted from each premium payment to cover premium collection and processing costs. Contracts are also subject to monthly charges for the costs of administering the contract to compensate Pruco Life of New Jersey for the guaranteed minimum death benefit risk.








                               A3 - Real Property

D. Deferred Sales Charge

Subsequent to a contract owner redemption, a deferred sales charge is imposed upon surrenders of certain variable life insurance contracts to compensate Pruco Life of New Jersey for sales and other marketing expenses. The amount of any sales charge will depend on the number of years that have elapsed since the contract was issued. No sales charge will be imposed after the sixth and tenth year of the contract for SPVL and VAL, respectively. No sales charge will be imposed on death benefits.

E. Partial Withdrawal Charge

A charge is imposed by Pruco Life of New Jersey on partial withdrawals of the cash surrender value for VAL. A charge equal to the lesser of $15 or 2% will be made in connection with each partial withdrawal of the cash surrender value of a contract.


Note 6: Taxes

Pruco Life of New Jersey is taxed as a "life insurance company" as defined by the Internal Revenue Code. The results of operations of the Real Property Account form a part of Prudential's consolidated federal tax return. Under current federal law, no federal income taxes are payable by the Real Property Account. As such, no provision for the tax liability has been recorded in these financial statements.


Note 7: Net Withdrawals by Contract Owners

Contract owner activity for the real estate investment option in Pruco Life of New Jersey's variable insurance and variable annuity products for the years ended December 31, 2000, 1999 and 1998 were as follows:

2000:
-----
                                                  VAL          VLI         SPVA        SPVL        TOTAL
                                                  ---          ---         ----        ----        -----

Contract Owner Net Payments:                      $ 319,329    $ 68,139    $      0    $    (61)   $ 387,407
Policy Loans:                                      (180,080)     (9,363)          0        (954)    (190,397)
Policy Loan Repayments and Interest:                127,498       8,381           0      18,138      154,017
Surrenders, Withdrawals, and Death Benefits:       (208,054)    (55,549)    (46,248)          0     (309,851)
Net Transfers To Other Subaccounts
    or Fixed Rate Option:                          (258,262)    (13,477)          0     (11,479)    (283,218)
Administrative and Other Charges:                  (212,166)    (28,176)        (15)       (842)    (241,199)
                                                  ---------    --------    --------    --------    ---------
Net Withdrawals by Contract Owners                $(411,735)   $(30,045)   $(46,263)   $  4,802    $(483,241)
                                                  =========    ========    ========    ========    =========


1999:
-----
                                                  VAL          VLI         SPVA        SPVL        TOTAL
                                                  ---          ---         ----        ----        -----

Contract Owner Net Payments:                      $ 133,235    $ 44,778    $      0    $     (9)   $ 178,004
Policy Loans:                                      (206,458)    (11,382)          0      (1,005)    (218,845)
Policy Loan Repayments and Interest:                295,414      10,661           0       2,140      308,215
Surrenders, Withdrawals, and Death Benefits:       (278,883)    (57,044)     (7,957)          0     (343,884)
Net Transfers To Other Subaccounts
    or Fixed Rate Option:                          (288,687)    (14,518)          0           0     (303,205)
Administrative and Other Charges:                  (232,010)    (29,982)         43        (947)    (262,896)
                                                  ---------    --------    --------    --------    ---------
Net Withdrawals by Contract Owners                $(577,389)   $(57,487)   $ (7,914)   $    179    $(642,611)
                                                  =========    ========    ========    ========    =========















                               A4 - Real Property


1998:
-----
                                               VAL          VLI         SPVA        SPVL        TOTAL
                                               ---          ---         ----        ----        -----

Contract Owner Net Payments:                   $ 457,528    $ 83,120    $      0    $     70    $ 540,718
Policy Loans:                                   (415,907)    (12,329)          0     (26,073)    (454,309)
Policy Loan Repayments and Interest:             147,539      21,940           0       2,028      171,507
Surrenders, Withdrawals, and Death Benefits:    (289,995)    (60,417)    (32,020)        (11)    (382,443)
Net Transfers To Other Subaccounts
    or Fixed Rate Option:                       (319,287)    (17,694)          0           0     (336,981)
Administrative and Other Charges:               (264,212)    (32,789)        (36)       (924)    (297,961)
                                               ---------    --------    --------    --------    ---------
Net Withdrawals by Contract Owners             $(684,334)   $(18,169)   $(32,056)   $(24,910)   $(759,469)
                                               =========    ========    ========    ========    =========


Note 8:  Unit Activity

Transactions in units for the years ended December 31, 2000, 1999 and 1998 were as follows:


2000:
-----
                                                   VAL         VLI        SPVA        SPVL
                                                   ---         ---        ----        ----
Contract Owner Contributions:                      208,532     34,992          7      9,750
Contract Owner Redemptions:                       (416,720)   (49,516)   (25,342)    (7,015)



1999:
-----
                                                   VAL         VLI        SPVA        SPVL
                                                   ---         ---        ----        ----

Contract Owner Contributions:                      223,951     29,238         26      1,215
Contract Owner Redemptions:                       (527,135)   (58,445)    (4,583)    (1,112)



1998:
-----
                                                   VAL         VLI        SPVA        SPVL
                                                   ---         ---        ----        ----

Contract Owner Contributions:                      428,040     59,733          3      1,240
Contract Owner Redemptions:                       (808,537)   (69,561)   (19,312)   (16,223)



Note 9:  Purchases and Sales of Investments

The aggregate costs of purchases and proceeds from sales of investments in the Partnership for the year ended December 31, 2000 were as follows:

                  Purchases:  $  0
                  Sales:      $  (686,110)
















                               A5 - Real Property

                        Report of Independent Accountants

To the Contract Owners of the
Pruco Life of New Jersey Variable Contract Real Property Account
And the Board of Directors of
Pruco Life of New Jersey Insurance Company


In our opinion, the accompanying statements of net assets and the related statements of operations and of changes in net assets present fairly, in all material respects, the financial position of Pruco Life of New Jersey Variable Contract Real Property Account at December 31, 2000, and the results of each of their operations and the changes in each of their net assets for each of the three years in the period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the management of Pruco Life Insurance Company of New Jersey; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of shares at December 31, 2000 for The Prudential Variable Contract Real Property Partnership, provide a reasonable basis for our opinion.





PricewaterhouseCoopers LLP
New York, New York
March 30, 2001

















                               A6 - Real Property

                                      INDEX


           THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
                              FINANCIAL STATEMENTS


Consolidated Statements of Assets and Liabilities - December 31, 2000 and 1999                      B1

Consolidated Statements of Operations - Years Ended December 31, 2000, 1999, and 1998               B2

Consolidated Statements of Changes in New Assets - Years Ended December 31, 2000, 1999, and 1998    B3

Consolidated Statements of Cash Flows - Years Ended December 31, 2000, 1999, and 1998               B4

Schedule of Investments - December 31, 2000 and 1999                                                B5

Notes to Financial Statements                                                                       B10

Report of Independent Accountants                                                                   B16























                              INDEX - Real Property

           THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
                CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

                                                                          December 31, 2000    December 31, 1999
                                                                          -----------------    -----------------
     ASSETS

     REAL ESTATE INVESTMENTS - At estimated market value:
       Real estate and improvements
        (cost:  12/31/2000 -- $173,748,950; 12/31/1999 -- $190,007,568)       $162,213,095       $171,154,516
       Real estate partnership (cost: 12/31/2000 -- $5,985,783;
        12/31/1999 -- $5,187,126)                                                5,445,528          4,506,257
       Real estate investment trusts (cost:  12/31/2000 -- $31,896,908;
        12/31/1999 -- $32,535,158)                                              35,224,737         29,727,085
                                                                              ------------       ------------

              Total real estate investments                                    202,883,360        205,387,858

     MARKETABLE SECURITIES - At estimated market value
        (cost: 12/31/2000 -- $4,916,327; 12/31/1999 -- $2,805,493)               4,916,494       $  2,797,008

     CASH AND CASH EQUIVALENTS                                                  10,543,821         13,972,669

     DIVIDEND RECEIVABLE                                                           242,341            131,542

     OTHER ASSETS (net of allowance for uncollectible
       accounts:  12/31/2000 -- $91,000; 12/31/1999 -- $179,000)                 2,926,280          2,853,576
                                                                              ------------       ------------

              Total assets                                                     221,512,296        225,142,653
                                                                              ------------       ------------

     LIABILITIES

     MORTGAGE LOAN PAYABLE                                                      10,092,355         10,184,662

     ACCOUNTS PAYABLE AND ACCRUED EXPENSES                                       2,517,818          2,967,614

     DUE TO AFFILIATES                                                             887,434            869,477

     OTHER LIABILITIES                                                             669,209            525,892

     MINORITY INTEREST                                                             997,401            372,068
                                                                              ------------       ------------

              Total liabilities                                                 15,164,217         14,919,713
                                                                              ------------       ------------

     PARTNERS' EQUITY                                                          206,348,079        210,222,940
                                                                              ------------       ------------

              Total liabilities and partners' equity                          $221,512,296       $225,142,653
                                                                              ============       ============

     NUMBER OF SHARES OUTSTANDING AT END OF PERIOD                               9,075,913         10,078,921
                                                                              ============       ============

     SHARE VALUE AT END OF PERIOD                                             $      22.74       $      20.86
                                                                              ============       ============


           SEE NOTES TO FINANCIAL STATEMENTS ON PAGES B10 THROUGH B15

                               B1 - Real Property

           THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                     Year Ended December 31,
                                                               ---------------------------------------------------------------------
                                                                       2000                    1999                   1998
                                                               ---------------------   ---------------------  ----------------------
INVESTMENT INCOME:
 Revenue from real estate and improvements                              $22,570,851             $21,807,346             $24,572,642
 Equity in income of real estate partnership                                791,596                  98,375                  33,462
 Dividend Income                                                          1,744,611               1,221,843                 669,100
 Interest on short-term investments                                       1,280,880               1,707,485               1,888,348
                                                               ---------------------   ---------------------  ----------------------

         Total investment income                                         26,387,938              24,835,049              27,163,552
                                                               ---------------------   ---------------------  ----------------------

EXPENSES:
 Investment management fee                                                2,705,589               2,730,713               2,900,445
 Real estate taxes                                                        2,498,065               2,616,553               2,406,624
 Administrative                                                           2,411,390               2,234,949               1,951,235
 Operating                                                                4,390,001               3,794,081               4,071,735
 Interest                                                                   732,991                 145,418                       0
 Minority interest                                                           11,785                  33,746                       0
                                                               ---------------------   ---------------------  ----------------------

         Total investment expenses                                       12,749,821              11,555,460              11,330,039
                                                               ---------------------   ---------------------  ----------------------

NET INVESTMENT INCOME                                                    13,638,117              13,279,589              15,833,513
                                                               ---------------------   ---------------------  ----------------------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS:
 Net proceeds from real estate investments
   sold                                                                  46,617,017              21,649,562              37,443,762
 Less:  Cost of real estate investments sold                             55,269,357              19,602,032              37,361,533
           Realization of prior years' unrealized
            (loss) gain on real estate investments sold                 (11,296,284)              2,080,673              (2,969,150)
                                                               ---------------------   ---------------------  ----------------------

 Net gain (loss) realized on real estate
             investments sold                                             2,643,944                 (33,143)              3,051,379
                                                               ---------------------   ---------------------------------------------


 Change in unrealized gain (loss) on real estate
  investments                                                             2,297,429              (7,145,372)              1,743,732
 Minority interest in unrealized gain on investments                       (454,351)                (38,531)                      0
                                                               ---------------------   ---------------------  ----------------------

 Net unrealized gain (loss) on real estate investments                    1,843,078              (7,183,903)              1,743,732
                                                               ---------------------   ---------------------  ----------------------

NET REALIZED AND UNREALIZED GAIN
 (LOSS) ON INVESTMENTS                                                    4,487,022              (7,217,046)              4,795,111
                                                               ---------------------   ---------------------  ----------------------

NET INCREASE IN NET ASSETS RESULTING
 FROM OPERATIONS                                                        $18,125,139              $6,062,543             $20,628,624
                                                               =====================   =====================  ======================




           SEE NOTES TO FINANCIAL STATEMENTS ON PAGES B10 THROUGH B15

                               B2 - Real Property

           THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

                CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

                                                                               Year Ended December 31,
                                                        -----------------------------------------------------------------------
                                                                2000                     1999                     1998
                                                        ---------------------    ---------------------    ---------------------

NET INCREASE IN NET ASSETS RESULTING
 FROM OPERATIONS:
 Net investment income                                           $13,638,117              $13,279,589              $15,833,513
 Net gain (loss) realized on real estate
   investments sold                                                2,643,944                  (33,143)               3,051,379
 Net unrealized gain (loss) from real estate
   investments                                                     1,843,078               (7,183,903)               1,743,732
                                                        ---------------------    ---------------------    ---------------------

         Net increase in net assets resulting from
           operations                                             18,125,139                6,062,543               20,628,624
                                                        ---------------------    ---------------------    ---------------------

NET DECREASE IN NET ASSETS RESULTING
 FROM CAPITAL TRANSACTIONS:
Withdrawals by partners
  (2000 -- 1,003,008, 1999 -- 1,769,354, and
    1998 -- 0 shares, respectively)                              (22,000,000)             (36,000,000)                       0
                                                        ---------------------    ---------------------    ---------------------

         Net decrease in net assets resulting from
          capital transactions                                   (22,000,000)             (36,000,000)                       0
                                                        ---------------------    ---------------------    ---------------------

NET (DECREASE) INCREASE IN NET ASSETS                             (3,874,861)             (29,937,457)              20,628,624

NET ASSETS -  Beginning of year                                  210,222,940              240,160,397              219,531,773
                                                        ---------------------    ---------------------    ---------------------

NET ASSETS -  End of year                                       $206,348,079             $210,222,940             $240,160,397
                                                        =====================    =====================    =====================


           SEE NOTES TO FINANCIAL STATEMENTS ON PAGES B10 THROUGH B15

                               B3 - Real Property

           THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     Year Ended December 31,
                                                                 ----------------------------------------------------------------
                                                                        2000                   1999                  1998
                                                                 -------------------    -------------------   -------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net increase in net assets resulting from operations                    $18,125,139             $6,062,543           $20,628,624
Adjustments to reconcile net increase in net assets
   resulting from operations to net cash provided by
   operating activities:
     Net realized and unrealized loss (gain) on
        investments                                                      (4,487,022)             7,217,046            (4,795,111)
     Equity in income of real estate partnership's
        operations in excess of distributions                              (791,596)               (98,376)                    0
     Minority interest from operating activities                             11,785                 33,746                     0
     Bad debt expense                                                        96,785                124,059                28,264
      Decrease (increase) in:
         Dividend receivable                                               (110,799)                35,733               (20,276)
         Other assets                                                      (169,489)               645,878            (1,704,926)
      (Decrease) increase in:
         Accounts payable and accrued expenses                             (449,796)               982,214               143,373
         Due to affiliates                                                   17,957               (729,058)              765,613
         Other liabilities                                                  143,316                 20,952               (33,473)
                                                                 -------------------    -------------------   -------------------

  Net cash flows from operating activities                               12,386,280             14,294,737            15,012,088
                                                                 -------------------    -------------------   -------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net proceeds from real estate investments sold                         46,617,017             10,706,996            37,443,762
  Acquisition of real estate property                                             0             (7,200,743)                    0
  Acquisition of real estate  partnership                                         0             (5,088,750)                    0
  Acquisition of real estate investment trust                           (34,157,332)           (31,239,744)                    0
  Improvements and additional costs on prior purchases:
    Additions to real estate property                                    (4,215,157)            (2,516,645)           (5,736,333)
    Additions to real estate partnership                                     (7,060)                     0                     0
  Sale (purchase) of marketable securities, net                          (2,119,486)            12,153,517            (1,021,229)
                                                                 -------------------    -------------------   -------------------

  Net cash flows from investing activities                                6,117,982            (23,185,369)           30,686,200
                                                                 -------------------    -------------------   -------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Withdrawals by partners                                                (22,000,000)           (36,000,000)                    0
 Principal payments on mortgage loans payable                               (92,307)               (15,338)                    0
 Distributions to minority interest partners                                      0                (93,425)                    0
 Contributions from minority interest partners                              159,197                393,216                     0
                                                                 -------------------    -------------------   -------------------

  Net cash flows from financing activities                              (21,933,110)           (35,715,547)                    0
                                                                 -------------------    -------------------   -------------------

NET CHANGE IN CASH AND CASH
  EQUIVALENTS                                                            (3,428,848)           (44,606,179)           45,698,288

CASH AND CASH EQUIVALENTS - Beginning of year                            13,972,669             58,578,848            12,880,560
                                                                 -------------------    -------------------   -------------------

CASH AND CASH EQUIVALENTS - End of year                                 $10,543,821            $13,972,669           $58,578,848
                                                                 ===================    ===================   ===================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during the year for interest                                   $732,991               $145,418                    $0
                                                                 ===================    ===================   ===================

SUPPLEMENTAL DISCLOSURE OF NON-CASH
 INVESTING ACTIVITY:
  Assumption of Mortgage Loan Payable                                            $0            $10,200,000                    $0
                                                                 ===================    ===================   ===================



           SEE NOTES TO FINANCIAL STATEMENTS ON PAGES B10 THROUGH B15
                               B4 - Real Property

           THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

                             SCHEDULE OF INVESTMENTS

                                                                December 31, 2000                    December 31, 1999
                                                            ---------------------------------    ---------------------------------
                                                                              Estimated                            Estimated
                                                                                Market                               Market
                                                              Cost              Value              Cost              Value
                                                            ----------------------------------------------------------------------
REAL ESTATE AND IMPROVEMENTS (Percent of Net Assets)                                   78.6%                                81.4%
Location                    Description
----------------------------------------------------------------------------------------------------------------------------------
Lisle, IL                   Office Building                   $22,267,422        $14,134,722        $22,075,782       $13,895,122
Atlanta, GA                 Garden Apartments                  15,667,354         17,800,002         15,646,846        16,104,268
Roswell, GA                 Retail Shopping Center             32,533,052         26,874,838         32,394,853        27,000,939
Morristown, NJ              Office Building                             0                  0         20,116,694        12,337,499
Bolingbrook, IL             Warehouse                           9,012,838          6,664,810          8,948,028         7,000,000
Raleigh, NC                 Garden Apartments                  15,847,460         17,200,000         15,833,928        17,004,623
Brentwood, TN               Office Building                     9,657,787         10,396,565          8,509,908        10,000,000
Oakbrook Terrace, IL        Office Complex                     13,021,251         12,716,910         12,945,366        14,200,000
Beaverton, OR               Office Complex                     11,225,040         10,623,809         10,768,811        10,400,866
Salt Lake City, UT          Industrial Building                 5,640,709          5,900,050          5,640,709         5,703,419
Aurora, CO                  Industrial Building                10,131,358          9,800,714         10,119,072        10,520,780
Brentwood, TN               Office Complex                      9,609,133          9,600,675          9,606,828         9,537,000
Jacksonville, FL            Garden Apartments                  19,135,546         20,500,000         17,400,743        17,450,000 *
                                                            ----------------------------------------------------------------------
Total Real Estate and Improvements                           $173,748,950       $162,213,095       $190,007,568      $171,154,516
                                                            ======================================================================


REAL ESTATE PARTNERSHIP (Percent of Net Assets)                                         2.6%                                 2.1%
Location                    Description
----------------------------------------------------------------------------------------------------------------------------------

                                                            ----------------------------------------------------------------------
Kansas City, KS; MO         Retail Shopping Center             $5,985,783         $5,445,528         $5,187,126        $4,506,257
                                                            ======================================================================

* Real estate partnership accounted for by the consolidated method.





           SEE NOTES TO FINANCIAL STATEMENTS ON PAGES B10 THROUGH B15
                               B5 - Real Property

           THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

                             SCHEDULE OF INVESTMENTS


                                                                                December 31, 2000
                                                                  ----------------------------------
                                                                                         Estimated
                                                                                          Market
                                                                        Cost               Value
                                                                  ----------------------------------

     REAL ESTATE INVESTMENT TRUSTS (Percent of Net Assets)                                   17.1%

     -----------------------------------------------------------------------------------------------
     Alexandria Real Est Equities (5,000 shares)                       $181,188           $185,938
     AMB Property Corporation (30,000 shares)                           706,770            774,375
     AMLI Residential Properties (30,000 shares)                        706,800            740,625
     Apartment Inv & Mgmt Co, Class A (28,900 shares)                 1,218,828          1,443,194
     Archstone Communities Trust (25,000 shares)                        592,188            643,750
     Avalonbay Communities Inc (15,000 shares)                          683,900            751,875
     Boston Properties Inc (25,000 shares)                              995,339          1,087,500
     Brandywine Realty Trust (15,000 shares)                            321,338            310,313
     CBL & Associates Prop (30,800 shares)                              741,988            779,625
     Cabot Industrial Trust (40,000 shares)                             820,726            767,500
     Centerpoint Properties Corp. (18,600 shares)                       632,302            878,850
     Cousins Properties (20,000 shares)                                 551,200            558,750
     Crescent Real Estate Eqt Co (25,000 Shares)                        565,563            556,250
     Duke - Weeks Realty Corporation (47,000 shares)                  1,070,320          1,157,375
     Equity Office Properties Trust (77,400 shares)                   2,215,533          2,525,175
     Equity Residential Property Trust  (30,000 shares)               1,450,732          1,659,375
     Essex Property Trust, Inc (15,000 shares)                          593,700            821,250
     First Industrial Realty Trust (25,000 shares)                      781,100            850,000
     Franchise Finance Cp Amer (51,300 shares)                        1,228,281          1,195,931
     Gables Residential Trust (25,000 shares)                           632,750            700,000
     General Growth Properties (22,000 shares)                          714,894            796,125
     Highwoods Properties Inc (30,000 shares)                           758,832            746,250
     Host Marriot Corp (105,000 shares)                               1,114,575          1,358,438
     Innkeepers USA Trust (50,000 shares)                               512,375            553,125
     IRT Property (45,000 shares)                                       406,395            365,625
     Kilroy Realty Corp. (30,000 shares)                                746,886            856,875
     Kimco Realty (15,000 shares)                                       612,612            662,813
     Liberty Property LP (35,000 shares)                                899,563            999,688
     Macerich Co (30,000 shares)                                        670,490            575,625
     MeriStar Hospitality Corp (37,500 shares)                          636,151            738,281
     Mission West Properties (88,200 shares)                            697,122          1,223,775
     Parkway Properties Inc (25,000 shares)                             782,750            742,188
     Public Storage Inc (5,000 shares)                                  113,763            121,563
     Reckson Assoc Realty Corp. (32,500 shares)                         805,150            814,531
     Regency Realty Corp (25,000 shares)                                576,600            592,188
     Saul Centers Inc (1,700 shares)                                     29,085             31,663
     Shurgard Storage Centers (20,000 shares)                           478,500            488,750
     Simon Property Group Inc (45,000 shares)                         1,032,357          1,080,000
     Spieker Properties (27,000 shares)                               1,197,078          1,353,375
     Summit Properties Inc (12,000 shares)                              292,832            312,000
     Vornado Realty Trust (29,800 shares)                             1,028,569          1,141,713
     Washington Reit (40,000 shares)                                    759,220            945,000
     Public Storage Inc, Preferred Stock (15,000 shares)                340,569            337,500
                                                                  ---------------------------------
     Total Real Estate Investment Trusts                            $31,896,908        $35,224,737
                                                                  =================================




           SEE NOTES TO FINANCIAL STATEMENTS ON PAGES B10 THROUGH B15
                               B6 - Real Property

           THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

                             SCHEDULE OF INVESTMENTS

                                                                   December 31, 1999
                                                        ----------------------------------------

                                                                                    Estimated
                                                                                      Market
                                                               Cost                    Value
                                                        ----------------------------------------

REAL ESTATE INVESTMENT TRUSTS (Percent of Net Assets)                                     14.1%

------------------------------------------------------------------------------------------------
Prologis REIT Shares  (386,208 shares)                      $7,579,332               $7,434,504
AMB Property Corp (42,100 shares)                              933,851                  839,369
Alexandria Real Est Equities (30,800 shares)                   874,221                  979,825
Apartment Inv & Mgmt Co - Class A (16,500 shares)              672,953                  656,906
Centerpoint Properties Corp (16,200 shares)                    544,308                  581,175
Cousins Properties (24,800 shares)                             890,459                  841,650
Equity Office Properties Trust (32,400 shares)                 901,571                  797,850
Equity Residential Property Trust (13,100 shares)              623,573                  559,206
Excel Legacy Corp (322,300 shares)                           1,479,431                1,067,619
Franchise Finance Cp Amer (25,500 shares)                      620,027                  610,406
General Growth Properties (13,600 shares)                      512,353                  380,800
Intrawest Corporation (76,100 shares)                        1,258,575                1,317,481
MeriStar Hotels & Resorts Inc. (239,100 shares)                875,818                  851,794
Mission West Properties (116,800 shares)                       938,124                  905,200
Philips International Realty (63,700 shares)                 1,052,331                1,047,069
Prime Hospitality Corp. (112,500 shares)                     1,320,524                  991,406
Public Storage (45,100 shares)                               1,269,884                1,023,206
Reckson Service Industries (18,200 shares)                     221,041                1,135,225
Reckson Assoc Realty Corp (52,200 shares)                    1,299,227                1,070,100
Spieker Properties (12,000 shares)                             426,078                  437,250
Starwood Hotels and Resorts (87,200 shares)                  3,027,806                2,049,200
Sun Communities Inc. (16,700 shares)                           606,047                  537,531
Vornado Realty Trust (51,800 shares)                         1,930,911                1,683,500
Sun International Hotels Ltd (30,900 shares)                 1,116,266                  598,688
Boardwalk Equities, Inc.  (146,800 shares)                   1,560,447                1,330,125
                                                        ----------------------------------------
Total Real Estate Investment Trusts                        $32,535,158              $29,727,085
                                                        ========================================


           SEE NOTES TO FINANCIAL STATEMENTS ON PAGES B10 THROUGH B15

                               B7 - Real Property

           THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

                             SCHEDULE OF INVESTMENTS


                                                                                         December 31, 2000
                                                                          -----------------------------------------------
                                                                                                            Net Estimated
                                                                            Face Amount       Cost           Market Value
                                                                          ---------------  -----------       -----------
     MARKETABLE SECURITIES (Percent of Net Assets)                                                                  2.4%

     Associates First Capital B.V., 6.55%, January 29, 2001                   699,000          687,681           687,681
     New Center Asset Trust, 6.52%, January 30, 2001                        1,614,000        1,587,692         1,587,692
     Lasalle National Bank, 6.71%, February 1, 2001                           969,000          968,792           968,959
     B-One Australia Ltd., 6.55%, February 13, 2001                         1,700,000        1,672,162         1,672,162
                                                                          -----------      -----------       -----------

     Total Marketable Securities                                          $ 4,982,000      $ 4,916,327       $ 4,916,494
                                                                          ===========      ===========       ===========

     CASH AND CASH EQUIVALENTS (Percent of Net Assets)                                                               5.1%

     J.P. Morgan & Co, 6.55%, January 2, 2001                             $   546,000      $   545,603       $   545,603
     Alcoa Inc., 6.55%, January 4, 2001                                       634,000          633,193           633,193
     Merrill Lynch & Co., 6.53%, Inc., January 10, 2001                       300,000          299,347           299,347
     Bankamerica Corp., 6.55%, January 11, 2001                               680,000          678,020           678,020
     General Motors Acceptance Corp., Inc., 6.60%, January 17, 2001           600,000          597,910           597,910
     Paccar Financial Corp., 6.67%, January 18, 2001                          661,000          657,693           657,693
     General Electric Capital Corp., 6.55%, January 22, 2001                  700,000          691,085           691,085
     Countrywide Home Loans, 6.60%, January 25, 2001                          560,000          556,201           556,201
     Duke Energy Corp., 6.50%, January 25, 2001                               682,000          678,552           678,552
     Caterpillar Financial Svcs Corp., 6.50%, January 26, 2001                625,000          621,727           621,727
     Verizon Global Funding Corp., 6.55%, January 26, 2001                    500,000          496,179           496,179
     Ciesco L.P., 6.54%, January 30, 2001                                   1,675,000        1,652,178         1,652,178
     Eastman Kodak Co., 6.53%, February 9, 2001                               800,000          787,230           787,230
                                                                          -----------      -----------       -----------

     Total Cash Equivalents                                                 8,963,000        8,894,919         8,894,919

     Cash                                                                   1,648,902        1,648,902         1,648,902
                                                                          -----------      -----------       -----------

     Total Cash and Cash Equivalents                                      $10,611,902      $10,543,821       $10,543,821
                                                                          ===========      ===========       ===========





           SEE NOTES TO FINANCIAL STATEMENTS ON PAGES B10 THROUGH B15

                               B8 - Real Property

           THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

                             SCHEDULE OF INVESTMENTS

                                                                                        December 31, 1999
                                                                 --------------------------------------------------------------
                                                                                                              Net Estimated
                                                                    Face Amount             Cost               Market Value
                                                                 -----------------    -----------------     -------------------
MARKETABLE SECURITIES (Percent of Net Assets)                                                                             1.3%

J.P. Morgan and Co., Inc., 5.96%, March 13, 2000                         $995,000             $980,010                $980,010
Ford Motor Credit Co., 7.50%, April 6, 2000                               150,000              151,779                 150,653
CIT Group Inc., 6.80%, April 17, 2000                                     500,000              503,765                 501,487
Associates Corp of North America, 6.71%, June 1, 2000                   1,160,000            1,169,939               1,164,858
                                                                 -----------------    -----------------     -------------------

Total Marketable Securities                                            $2,805,000           $2,805,493              $2,797,008
                                                                 =================    =================     ===================

CASH AND CASH EQUIVALENTS (Percent of Net Assets)                                                                         6.6%

Duke Energy Corp., 5.00%, January 3, 2000                                $550,000             $549,771                $549,771
Bell Atlantic Financial Services, 5.20%, January 7, 2000                  672,000              671,321                 671,321
Household Finance Corp, 5.93%, January 18, 2000                           990,000              983,314                 983,314
Ford Motor Credit Co., 6.00%, January 21, 2000                            847,000              840,789                 840,789
American Express Cr. Corp., 6.02%, January 26, 2000                       999,000              990,981                 990,981
Procter & Gamble Co., 6.00%, January 26, 2000                             200,000              197,867                 197,867
Goldman Sachs Group L.P., 6.43%, January 31, 2000                       1,000,000              991,963                 991,963
Countrywide Home Loans, 6.00%, February 3, 2000                           990,000              980,595                 980,595
Merrill Lynch & Co., Inc., 5.98%, February 3, 2000                        990,000              980,626                 980,626
Unifunding Inc., 6.05%, February 3, 2000                                  900,000              892,135                 892,135
Metlife Funding Inc., 5.90%, February 4, 2000                             841,000              832,730                 832,730
General Electric Cap Corp., 5.95%, February 10, 2000                      350,000              346,182                 346,182
GTE Funding, Inc., 6.10%, February 10, 2000                             1,000,000              990,681                 990,681
E.I. Du Pont De Nemours & Co. Inc., 6.00%,  February 11, 2000             250,000              246,667                 246,667
General Electric Capital Corp., 5.92% March 1,  2000                      406,000              400,258                 400,258
                                                                 -----------------    -----------------     -------------------

Total Cash Equivalents                                                 10,985,000           10,895,880              10,895,880

Cash                                                                    3,076,789            3,076,789               3,076,789
                                                                 -----------------    -----------------     -------------------

Total Cash and Cash Equivalents                                       $14,061,789          $13,972,669             $13,972,669
                                                                 =================    =================     ===================





           SEE NOTES TO FINANCIAL STATEMENTS ON PAGES B10 THROUGH B15

                               B9 - Real Property

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
             PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
                For Years Ended December 31, 2000, 1999, and 1998


Note 1: Organization

On April 29, 1988, The Prudential Variable Contract Real Property Partnership (the "Partnership"), a general partnership organized under New Jersey law, was formed through an agreement among The Prudential Insurance Company of America ("Prudential"), Pruco Life Insurance Company ("Pruco Life"), and Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey"). The Partnership was established as a means by which assets allocated to the real estate investment option under certain variable life insurance and variable annuity contracts issued by the respective companies could be invested in a commingled pool. The Partners in the Partnership are Prudential, Pruco Life and Pruco Life of New Jersey.

The Partnership's policy is to invest at least 65% of its assets in direct ownership interests in income-producing real estate and participating mortgage loans.

The estimated market value of the Partnership's shares is determined daily, consistent with the Partnership Agreement. On each day during which the New York Stock Exchange is open for business, the net asset value of the Partnership is estimated using the estimated market value of its assets, principally as described in Notes 2A and 2B below, reduced by any liabilities of the Partnership. The periodic adjustments to property values described in Notes 2A and 2B below and other adjustments to previous estimates are made on a prospective basis. There can be no assurance that all such adjustments to estimates will be made timely.

Shares of the Partnership are held by The Prudential Variable Contract Real Property Account, Pruco Life Variable Contract Real Property Account and Pruco Life of New Jersey Variable Contract Real Property Account (the "Real Property Accounts") and may be purchased and sold at the then current share value of the Partnership's net assets. Share value is calculated by dividing the estimated market value of net assets of the Partnership as determined above by the number of shares outstanding. A contract owner participates in the Partnership through interests in the Real Property Accounts.

Prudential Real Estate Investors ("PREI") is part of the Prudential Global Asset Management unit (`PGAM") and is a division of Prudential Investment Corp. PREI provides investment advisory services to the Partnership's Partners pursuant to the terms of the Advisory Agreement.

Note 2:  Summary Of Significant Accounting Policies

     A: Basis of Presentation - The accompanying consolidated financial statements are presented on the accrual basis of accounting. It is the Partnership's policy to consolidate those real estate partnerships in which it has a controlling financial interest. All significant intercompany balances and transactions have been eliminated in the consolidation.

     B: Real Estate Investments - The Partnership's investments in real estate are initially valued at their purchase price. Thereafter, real estate investments are reported at their estimated market values based upon appraisal reports prepared by independent real estate appraisers (members of the Appraisal Institute or an equivalent organization) within a reasonable amount of time following acquisition of the real estate and no less frequently than annually thereafter. The Chief Real Estate Appraiser of PGAM's Risk Management Unit is responsible to assure that the valuation process provides objective and accurate market value estimates. American Appraisal Associates (the "Appraisal Management Firm"), an entity not affiliated with Prudential, has been appointed by PGAM to assist the Chief Real Estate Appraiser in maintaining and monitoring the objectivity and



                               B10 - Real Property

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
             PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
                For Years Ended December 31, 2000, 1999, and 1998


          accuracy of the appraisal process. The Appraisal Management Firm, under the supervision of the Chief Real Estate Appraiser, approves the selection and scheduling of external appraisals; engages all external appraisers; reviews and provides comments on all external appraisals; prepares all quarterly update appraisals; assists in developing policies and procedures; and assists in the evaluation of the performance and competency of external appraisers, among other responsibilities.

          Effective July 1, 2000, the Chief Real Estate Appraiser retired. During the third and fourth quarters of 2000, the responsibilities of the Chief Real Estate Appraiser were performed by another officer of PGAM, who was advised by an independent real estate valuation consulting firm. The consulting firm performed valuation review services in connection with the valuation management activities/work performed by the Appraisal Management Firm but was not involved in the determination of estimated market value of real estate investments. PGAM hired a new Chief Real Estate Appraiser effective February 12, 2001.

          The purpose of an appraisal is to estimate the market value of real estate as of a specific date. Market value has been defined as the most probable price for which the appraised real estate will sell in a competitive market under all conditions requisite for a fair sale, with the buyer and seller each acting prudently, knowledgeably, and for self interest, and assuming that neither is under undue duress.

          The estimate of market value generally is a correlation of three approaches, all of which require the exercise of subjective judgment. The three approaches are: (1) current cost of reproducing the real estate less deterioration and functional and economic obsolescence;
          (2) discounting of a series of income streams and reversion at a specified yield or by directly capitalizing a single year income estimate by an appropriate factor; and (3) value indicated by recent sales of comparable properties in the market. In the reconciliation of these three approaches, the one most heavily relied upon is the one then recognized as the most appropriate by the independent appraiser for the type of real estate in the market.

          Real estate partnerships are valued at the Partnership's equity in net assets as reflected in the partnership's financial statements with properties valued as described above.

          The market value of real estate and real estate partnerships does not reflect transaction costs which may be incurred at disposition.

          As described above, the estimated market value of real estate and real estate related assets is determined through an appraisal process. These estimated market values may vary significantly from the prices at which the real estate investments would sell since market prices of real estate investments can only be determined by negotiation between a willing buyer and seller. Although the estimated market values represent subjective estimates, management believes these estimated market values are reasonable approximations of market prices and the aggregate value of investments in real estate is fairly presented as of December 31, 2000 and 1999.

     C: Investment in Real Estate Investment Trusts - Shares of real estate investment trusts (REITs) are generally valued at their quoted market price. These values may be adjusted for discounts relating to restrictions, if any, on the future sale of these shares, such as lockout periods or limitations on the number of shares which may be sold in a given time period. Any such discounts are determined by the Chief Real Estate Appraiser. On March 30, 1999, the Partnership converted

                               B11 - Real Property

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
             PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
                For Years Ended December 31, 2000, 1999, and 1998

          506,894 shares of Meridian REIT to 557,583 shares of ProLogis REIT, with a fair value of $10.9 million, and cash of $1.0 million (or total fair value of $11.9 million) as a result of ProLogis' acquisition of Meridian Industrial Trust. Management continued applying a 3% discount to the market value of the ProLogis REIT shares through June 29, 1999 because of the restriction which limits the number of shares that can be publicly traded during any six month period to 30% of the total shares originally acquired. The application of the 3% discount was discontinued on June 30, 1999 because this restriction no longer applied.

     D: Revenue Recognition - Rent from real estate is recognized when billed. Revenue from certain real estate investments is net of all or a portion of related real estate expenses and taxes, as lease arrangements vary as to responsibility for payment of these expenses between tenants and the Partnership. Since real estate is stated at estimated market value, net income is not reduced by depreciation or amortization expense. Dividend income is accrued at the ex-dividend date.

     E: Equity in Income of Real Estate Partnership - Equity in income from real estate partnership operations represents the Partnership's share of the current year's partnership income as provided for under the terms of the partnership agreements. As is the case with wholly-owned real estate, partnership net income is not reduced by depreciation or amortization expense. Frequency of distribution of income is determined by formal agreements or by the executive committees of the partnerships.

     F: Mortgage Loan Payable - Mortgage loan payable is stated at the principal amount of the obligation outstanding.

     G: Cash and Cash Equivalents - For purposes of the Consolidated Statements of Cash Flows, all short-term investments with an original maturity of three months or less are considered to be cash equivalents.

          Cash  of  $79,300  and   $72,861  at  December   31,  2000  and  1999,
          respectively, was maintained by the properties for tenant security deposits and is included in Other Assets on the Consolidated Statements of Assets and Liabilities.

     H: Marketable Securities - Marketable securities are highly liquid investments with maturities of more than three months when purchased and are carried at estimated market value.

     I: Federal Income Taxes - The Partnership is not a taxable entity under the provisions of the Internal Revenue Code. The income and capital gains and losses of the Partnership are attributed, for federal income tax purposes, to the Partners in the Partnership. The Partnership may be subject to state and local taxes in jurisdictions in which it operates.

     J: Management's Use of Estimates in the Financial Statements - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.






                               B12 - Real Property

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
             PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
                For Years Ended December 31, 2000, 1999, and 1998


Note 3:  Real Estate Partnership

Real estate partnership is valued at the Partnership's equity in net assets as reflected by the partnership's financial statements with properties valued as indicated in Note 2B above. The partnership's financial position at December 31, 2000 and 1999, and results of operations for the years ended December 31, 2000, 1999, and 1998 are summarized as follows:


                                                              December
                                                         2000           1999
                                                    ----------------------------
Partnership Assets and Liabilities
  Real Estate at estimated market value             $27,080,000      $26,350,000
  Other Assets                                        1,470,801        1,685,059
                                                    -----------      -----------
  Total Assets                                       28,550,801       28,035,059
                                                    -----------      -----------

  Mortgage loans payable                             20,669,422       20,889,782
  Other Liabilities                                     665,365        1,250,146
                                                    -----------      -----------
  Total Liabilities                                  21,334,787       22,139,928
                                                    -----------      -----------

  Net Assets                                        $ 7,216,014      $ 5,895,131
                                                    ===========      ===========

Partnership's Share of Net Assets                   $ 5,445,528      $ 4,506,257
                                                    ===========      ===========



                                                               Year Ended December 31,
                                                         2000              1999          1998
                                                    -------------------------------------------
Partnership Operations
  Rental Revenue                                    $ 4,223,801      $   926,283       $33,462
  Real Estate Expenses and Taxes                      3,292,500          795,115             0
                                                    -----------      -----------       -------
  Net Investment Income                             $   931,301      $   131,168       $33,462
                                                    ===========      ===========       =======

Partnership's Share of Net Investment Income        $   791,596      $    98,375       $33,462
                                                    ===========      ===========       =======


Note 4: Debt

The mortgage loan has a variable interest rate which is adjusted annually. The rate is equal to the 6-month Treasury rate plus 1.565%. It is subject to a maximum of 11.345% and a minimum of 2.345%. The change from year to year may not be more than 2%. At December 31, 2000 and 1999, the rate was 7.915% and 6.845%, respectively.






                               B13 - Real Property

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
             PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
                For Years Ended December 31, 2000, 1999, and 1998

As of December 31, 2000, the mortgage loan payable was payable as follows:

As of December 31, 2000, the mortgage loan payable was payable as follows:


              Year Ending December 31,                  (000's)
           ------------------------------           ----------------------
                        2001                                          $83
                        2002                                           90
                        2003                                           98
                        2004                                          104
                        2005                                          114
                     Thereafter                                     9,603
                                                    ----------------------

                        Total                                     $10,092
                                                    ======================


The mortgage payable is secured by a real estate investment with an estimated market value of $20,500,000.

Based on borrowing rates available to the Partnership at December 31, 2000 for loans with similar terms and average maturities, the carrying value of the Partnership's mortgage on the consolidated partnership approximates its estimated fair value. Different assumptions or changes in future market conditions could significantly affect estimated market value.

Note 5:  Leasing Activity

The Partnership leases space to tenants under various operating lease agreements. These agreements, without giving effect to renewal options, have expiration dates ranging from 2001 to 2010. At December 31, 2000, the aggregate future minimum base rental payments under non-cancelable operating leases by year and in the aggregate are as follows:


                  Year Ending December 31,               (000's)
               -----------------------------       ----------------------
                           2001                                   $9,189
                           2002                                    8,200
                           2003                                    5,683
                           2004                                    3,923
                           2005                                    3,447
                        Thereafter                                11,683
                                                   ----------------------

                           Total                                 $42,125
                                                   ======================


The above future minimum base rental payments exclude residential lease agreements which accounted for 33% of the Partnership's 2000 annual rental income.





                               B14 - Real Property

Note 6:  Commitment From Partner

In 1986, Prudential committed to fund up to $100 million to enable the Partnership to acquire real estate investments. Contributions to the Partnership under this commitment are utilized for property acquisitions, and returned to Prudential on an ongoing basis from contract owners' net contributions and other available cash. The amount of the commitment is reduced by $10 million for every $100 million in current value net assets of the Partnership. Thus, with $200 million in net assets, the commitment has been automatically reduced to $80 million. As of December 31, 2000, Prudential's equity interest in the Partnership under this commitment was $44 million. Prudential does not intend to make contributions during the 2001 fiscal year and will begin to phase out this commitment over the next several years.


Note 7:  Related Party Transactions

Pursuant to an investment management agreement, Prudential charges the Partnership a daily investment management fee at an annual rate of 1.25% of the average daily gross asset valuation of the Partnership. For the years ended December 31, 2000, 1999 and 1998 management fees incurred by the Partnership were $2.7 million; $2.7 million; and $2.9 million, respectively.

The Partnership also reimburses Prudential for certain administrative services rendered by Prudential. The amounts incurred for the years ended December 31, 2000, 1999 and 1998 were $116,630; $116,463; and $116,128, respectively, and are classified as administrative expenses in the Consolidated Statements of Operations.

On June 28, 2000, the Partnership made an $8 million distribution to the Partners. On November 30, 2000, the Partnership made an additional $14 million distribution to the Partners.

During 1999, distributions were made to the Partners of $30 million on February 1, 1999 and $6 million on December 23, 1999.

Note 8: Impact of Recently-Issued Accounting Standards

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FASB No. 133"). FASB No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. In June 1999, the FASB delayed the implementation date of FASB No. 133 by one year (January 1, 2001 for the Partnership). FASB No. 133 requires that all derivative instruments including certain embedded derivatives, be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management of the Partnership has determined that, due to its limited use of derivative instruments, the adoption of FASB No.133 will not have a significant effect on the Partnership's financial position at January 1, 2001, nor is it expected to materially impact future results of operations.

Note 9:  Subsequent Events

On February 15, 2001, the Partnership purchased a joint venture interest in an apartment portfolio located in Gresham, Oregon for a purchase price of $8.6 million.




                               B15 - Real Property

                        Report of Independent Accountants


To the Partners of The Prudential
Variable Contract Real Property Partnership:

In our opinion, the accompanying consolidated statements of assets and liabilities, including the schedule of investments, and the related consolidated statements of operations, of changes in net assets and of cash flows present fairly, in all material respects, the financial position of The Prudential Variable Contract Real Property Partnership (the "Partnership") at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the management of The Prudential Insurance Company of America; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.




PricewaterhouseCoopers LLP
New York, New York
February 28, 2001













                               B16 - Real Property

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant, in connection with certain affiliates, maintains various insurance coverages under which the underwriter and certain affiliated persons may be insured against liability which may be incurred in such capacity, subject to the terms, conditions, and exclusions of the insurance policies.

New Jersey, being the state of organization of Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey"), permits entities organized under its jurisdiction to indemnify directors and officers with certain limitations. The relevant provisions of New Jersey law permitting indemnification can be found in
Section 14A:3-5 of the New Jersey Statutes Annotated. The text of Pruco Life of New Jersey's By-law, Article V, which relates to indemnification of officers and directors, is incorporated by reference to Exhibit 1.A.(6)(c) to its Form S-6, Registration No. 333-85117, filed on August 13, 1999 on behalf of the Pruco Life of New Jersey Variable Appreciable Account.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.  NOT APPLICABLE

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits

(1A)   Distribution   Agreement  between  Pruco  Securities       Incorporated by reference to Pre-Effective  Amendment No. 1 to
Corporation and Pruco Life Insurance  Company of New Jersey       Form S-6, Registration  Statement No. 2-81243,  filed February
with  respect  to the  Pruco  Life of New  Jersey  Variable       17, 1983,  on behalf of the Pruco Life of New Jersey  Variable
Insurance Account.                                                Insurance Account.

(1B)   Distribution   Agreement  between  Pruco  Securities       Incorporated by reference to Form S-6, Registration  Statement
Corporation and Pruco Life Insurance  Company of New Jersey       No. 2-89780,  filed March 5, 1984, on behalf of the Pruco Life
with  respect  to the  Pruco  Life of New  Jersey  Variable       of New Jersey Variable Appreciable Account.
Appreciable Account.

(1C)   Distribution   Agreement  between  Pruco  Securities       Incorporated  by reference to  Post-Effective  Amendment No. 9
Corporation and Pruco Life Insurance  Company of New Jersey       to Form S-1, Registration Statement No. 33-20018,  filed April
with  respect  to  the  Pruco  Life  of New  Jersey  Single       9, 1997,  on behalf of the Pruco  Life of New Jersey  Variable
Premium  Variable Life Account and Pruco Life of New Jersey       Contract Real Property Account.
Single Premium Variable Annuity Account.

(3A)    Articles of  Incorporation  of Pruco Life Insurance       Incorporated by reference to  Post-Effective  Amendment No. 26
Company of New Jersey, as amended March 11, 1983.                 to Form S-6, Registration  Statement No. 2-89780,  filed April
                                                                  28, 1997, on behalf of the Pruco Life of New Jersey Variable
                                                                  Appreciable Account.

(3B)    Certificate   of   Amendment  of  the  Articles  of       Incorporated by reference to  Post-Effective  Amendment No. 12
Incorporation  of  Pruco  Life  Insurance  Company  of  New       to Form S-1, Registration Statement No. 33-20018,  filed April
Jersey, February 12, 1998                                         16, 1999,  on behalf of the Pruco Life of New Jersey  Variable
                                                                  Contract Real Property Account.

(3C)    By-Laws  of Pruco  Life  Insurance  Company  of New       Incorporated  by  reference  to  Form  S-6,  Registration  No.
Jersey, as amended August 4, 1999.                                333-85117,  filed on  August  13,  1999 on behalf of the Pruco
                                                                  Life of New Jersey Variable Appreciable Account.

(3D)  Resolution  of the  Board of  Directors  establishing       Incorporated  by reference to  Post-Effective  Amendment No. 9
Pruco Life of New Jersey  Variable  Contract  Real Property       to Form S-1, Registration Statement No. 33-20018,  filed April
Account.                                                          9, 1997,  on behalf of the Pruco  Life of New Jersey  Variable
                                                                  Contract Real Property Account.

(4A)    Variable Life Insurance Contract.                         Incorporated  by reference to Form N-8B-2,  File No.  2-81243, filed  January  10,  1983,  on behalf of the Pruco Life of New
                                                                  Jersey Variable Insurance Account.

(4B)(i)  Revised   Variable   Appreciable   Life  Insurance       Incorporated  by reference to  Post-Effective  Amendment No. 5
Contract with fixed death benefit.                                to Form S-6,  Registration  Statement  No.2-89780,  filed July
                                                                  11, 1986, on behalf of the Pruco Life of New Jersey Variable
                                                                  Appreciable Account.

(4B)(ii)  Revised   Variable   Appreciable  Life  Insurance       Incorporated  by reference to  Post-Effective  Amendment No. 5
Contract with variable death benefit.                             to Form S-6,  Registration  Statement No. 2-89780,  filed July
                                                                  11, 1986, on behalf of the Pruco Life of New Jersey Variable
                                                                  Appreciable Account.

(4C)    Single Premium Variable Annuity Contract.                 Incorporated  by reference to  Post-Effective  Amendment No. 9 to Form S-1, Registration Statement No. 33-20018,  filed April
                                                                  9, 1997,  on behalf of the Pruco  Life of New Jersey  Variable
                                                                  Contract Real Property Account.

(4D)    Flexible Premium Variable Life Insurance Contract.        Incorporated  by reference to  Post-Effective  Amendment No. 9 to Form S-1, Registration Statement No. 33-20018,  filed April
                                                                  9, 1997,  on behalf of the Pruco  Life of New Jersey  Variable
                                                                  Contract Real Property Account.

(5)      Opinion and Consent of Clifford E.  Kirsch,  Esq.,       Filed herewith.
as to the legality of the securities being registered.

(10A)   Investment   Management   Agreement   between   The       Incorporated  by reference to  Post-Effective  Amendment No. 9
Prudential  Insurance Company of America and The Prudential       to Form S-1, Registration Statement No. 33-20018,  filed April
Variable Contract Real Property                                   9, 1997,  on behalf of the Pruco  Life of New Jersey  Variable
Partnership.                                                      Contract Real Property Account.

(10B) Service  Agreement  between The Prudential  Insurance       Incorporated by reference to Form S-1, Registration  Statement
Company   of   America   and  The   Prudential   Investment       No.  33-8698,  filed  September  12,  1986,  on  behalf of The
Corporation.                                                      Prudential  Real  Property  Account  of Pruco  Life  Insurance
                                                                  Company.

(10C)   Partnership  Agreement of The  Prudential  Variable       Incorporated  by reference to  Post-Effective  Amendment No. 9
Contract Real Property Partnership.                               to Form S-1, Registration Statement No. 33-20018,  filed April
                                                                  9, 1997,  on behalf of the Pruco  Life of New Jersey  Variable
                                                                  Contract Real Property Account.


(23A)   Written consent of PricewaterhouseCoopers LLP,            Filed herewith.
independent accountants.

(23B) Written consent of Clifford E. Kirsch, Esq.                 Incorporated by reference to Exhibit (5) hereto.

(24) Powers of Attorney:


     (A) Ira J.  Kleinman,  Esther  H.  Milnes,  I.  Edward       Incorporated by reference to Pre-Effective  Amendment No. 1 to
     Price, David R. Odenath, Jr., William J. Eckert, IV          Form S-6,  Registration No. 333-49334,  filed February 8, 2001
                                                                  on  behalf  of  the  Pruco   Life  of  New   Jersey   Variable
                                                                  Appreciable Account.

     (B) J. Avery                                                 Incorporated by reference to  Post-Effective  Amendment No. 10 to Form S-1,  Registration No. 33-20018,  filed April, 9, 1998 on behalf of the Pruco  Life of New Jersey  Variable  Contract
                                                                  Real Property Account.

     (C) R. Joelson                                               Filed herewith.





(b)     Financial Statement Schedules

        Schedule  III-Real  Estate  Owned  by  The  Prudential
        Variable   Contract  Real  Property   Partnership  and    Filed herewith.
        independent accountant's report thereon.


ITEM 17.  UNDERTAKINGS

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that Section.

The  undersigned  Registrant  hereby  undertakes  (a) to file  any  prospectuses required by Section 10(a)(3) of the Securities Act of 1933 as Post-Effective Amendments to this Registration Statement, (b) that for the purposes of determining any liability under the 1933 Act, each such Post-Effective Amendment may be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time may be deemed to be in the initial bona fide offering thereof, (c) to reflect in the prospectus any facts or events after the effective date of the registration statement (or the most recent Post-Effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, (d) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, (e) to remove from registration by means of a Post-Effective Amendment any of the securities being registered which remain unsold at such time as the offering of such securities may be terminated.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, Pruco Life Insurance Company of New Jersey has duly caused this Post-Effective Amendment No. 14 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on the 6th day of April, 2001.




                                   Pruco Life Insurance Company of New Jersey

                                   In Respect of

                                   Pruco Life of New Jersey
                                   Variable Contract Real Property Account


                                   By:    /s/ Esther H. Milnes
                                          --------------------------------------
                                          Esther H. Milnes
                                          President


Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 14 to the Registration Statement has been signed below by the following Directors and Officers of Pruco Life Insurance Company of New Jersey in the capacities indicated on this 6th day of April, 2001.


                      Signature and Title

/s/ *
----------------------------------------------
Esther H. Milnes
President and Director

/s/ *
----------------------------------------------
William J. Eckert, IV
Vice President and Chief Accounting Officer

/s/ *
----------------------------------------------
James J. Avery, Jr.
Director

/s/ *
----------------------------------------------
Ronald P. Joelson                                                 * By:  /s/ Thomas C. Castano
Director                                                                 -----------------------------------------
                                                                         Thomas C. Castano
/s/*                                                                     (Attorney-in-Fact)
----------------------------------------------
Ira J. Kleinman
Director

/s/*
----------------------------------------------
David R. Odenath, Jr.
Director

/s/*
----------------------------------------------
I. Edward Price
Director

                                  EXHIBIT INDEX

(a)(5) Opinion and Consent of Clifford E. Kirsch, Esq. as to the legality of the securities being registered.

(23A)  Written  consent of PricewaterhouseCoopers LLP,  independent accountants.

(24C)  Power of Attorney: Ronald P. Joelson

(b)    Financial Statement Schedules

       Schedule III-Real Estate Owned by The Prudential Variable Contract Real Property Partnership and independent accountant's report thereon.